JEFFREY W. BROKER - State Bar No. 53226
SEAN A. O'KEEFE - State Bar No. 122417
LAUREN B. LESSLER - State Bar No. 167311
BROKER & O'KEEFE PROFESSIONAL CORPORATION
4695 Mac Arthur Court, Suite 1200
Newport Beach, CA  92660

Mailing Address:
P.O. Box 19729
Irvine, CA 92623-9729

Telephone: (714) 222-2000
Facsimile:  (714) 222-2022

Special Reorganization Counsel
for Debtor and Debtor-in-Possession



                         UNITED STATES BANKRUPTCY COURT

                         CENTRAL DISTRICT OF CALIFORNIA

In re



TRI-LITE, INC., a Pennsylvania corporation


           Debtor and
           Debtor-in-Possession.








Case No. SA 96-12049 JR

Chapter 11 Proceeding

THIRD AMENDED DISCLOSURE
STATEMENT FOR THIRD AMENDED
JOINT CHAPTER 11 PLAN OF
REORGANIZATION





DISCLOSURE STATEMENT HEARING:

DATE:     November 7, 1996
TIME:     10:30 a.m.
PLACE:    Courtroom 606
          34 Civic Center Drive
          Santa Ana, CA



CONFIRMATION HEARING:

DATE:     January 16, 1997
TIME:     11:30 a.m.
PLACE:    Courtroom 606
          34 Civic Center Drive
          Santa Ana, CA

THE CO-PLAN PROPONENTS BELIEVE THAT THE PLAN OF REORGANIZATION DISCUSSED HEREIN IS IN THE BEST INTERESTS OF CREDITORS AND STOCKHOLDERS. THE OFFICIAL COMMITTEE OF CREDITORS HOLDING UNSECURED CLAIMS RECOMMENDS THAT THE PLAN BE APPROVED PER THE LETTER FROM ITS ATTORNEYS ATTACHED HERETO AS EXHIBIT "1." ALL CREDITORS AND STOCKHOLDERS ARE URGED TO VOTE IN FAVOR OF THE PLAN. THIS DOCUMENT MAY NOT BE USED TO SOLICIT ANY ACCEPTANCE OR REJECTIONS OF THE PLAN DISCUSSED HEREIN UNTIL THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. ALL CREDITORS AND STOCKHOLDERS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT AND THE PLAN PRIOR TO SUBMITTING BALLOTS PURSUANT TO THE SOLICITATION OF VOTES ON THE PLAN.



                                       I.

                                  INTRODUCTION

            Tri-Lite, Inc., a Pennsylvania corporation, the Debtor and Debtor-in-Possession in this Chapter 11 case (hereinafter "Debtor"), Helionetics, Inc., a California corporation (hereinafter "Helionetics") and Susan Barnes (hereinafter "Barnes") provide this Third Amended Disclosure Statement for Joint Chapter 11 Plan of Reorganization (the "Disclosure Statement") to all of the Debtor's known Creditors and Stockholders. This Disclosure Statement is furnished for the purpose of soliciting acceptances to the Third Amended Joint Chapter 11 Plan of Reorganization (the "Plan") which has been filed with the United States Bankruptcy Court for the Central District of California.

            Section 1125 of Title 11 of the United States Code (the "Bankruptcy Code") requires that at the time the Plan is delivered to the Debtor's creditors, it must be accompanied by a Disclosure Statement which has been approved by the Bankruptcy Court. The purpose of this Disclosure Statement is to provide adequate information of a kind, and in sufficient detail, so far as is reasonably practicable, in light of the nature and history of the Debtor and the condition of the Debtor's books and records, to enable a typical creditor or interest holder to make an informed judgment about the Plan and to enable such creditor to determine whether it is in his, her or its best interest to vote for (accept) or against (reject) the Plan.

            This Disclosure Statement contains a description of the Plan and other information relevant to the decision as to whether to vote for (accept) or against (reject) the Plan. The Debtor, the Committee, Helionetics and Barnes strongly urge you to read this Disclosure Statement because it contains important information concerning the Debtor's history, business, results of operations, management, properties, assets and liabilities as well as setting forth a separate summary of the Plan.

            To vote to accept or reject the Plan, a creditor must indicate its acceptance or rejection thereof on the ballot which accompanies this Disclosure Statement and return it to Broker & O'Keefe Professional Corporation in the envelope provided, at the place and by the time specified on the ballot. Each class of creditors allowed to vote on the Plan will be deemed to have accepted the Plan if the Plan is accepted by valid ballots cast by creditors in that class holding at least two-thirds (66 2/3%) in dollar amount and more than one half (50%) in number of the allowed claims of creditors in that class actually voting on the Plan or by interest holders holding at least two thirds (66 2/3%) of allowed interests actually voting on the Plan. ONLY PROPERLY EXECUTED BALLOTS TIMELY TENDERED TO COUNSEL FOR THE DEBTOR WILL BE COUNTED AS HAVING VOTED ON THE PLAN.

            Since mail delays may occur, and because time is of the essence, it is important that ballots be mailed well in advance of the date specified thereon. Any ballots received after that date will not be included in any calculation to determine whether the Debtor's creditors will be deemed to have accepted or rejected the Plan.

            THIS IS A SOLICITATION BY THE DEBTOR, HELIONETICS AND BARNES AS CO-PLAN PROPONENTS. THE REPRESENTATIONS HEREIN ARE THOSE OF THE DEBTOR AND NOT OF ITS ATTORNEYS OR CONSULTANTS, EXCEPT AS OTHERWISE SPECIFICALLY INDICATED. NO REPRESENTATIONS CONCERNING THE DEBTOR, INCLUDING, BUT NOT LIMITED TO, REPRESENTATIONS AS TO ITS FUTURE OPERATIONS, CASH FLOW PROJECTIONS, THE VALUE OF ITS PROPERTIES, OR ANY

TAX EFFECT OF THE TRANSACTIONS PROPOSED UNDER THE PLAN, ARE AUTHORIZED BY THE DEBTOR OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. THE SOURCES FOR INFORMATION IN THE DISCLOSURE STATEMENT ARE FROM THE BOOKS AND RECORDS OF THE DEBTOR UNLESS OTHERWISE INDICATED. ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE ACCEPTANCE OF THE PLAN THAT ARE IN ADDITION TO OR DIFFERENT FROM THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD NOT BE RELIED UPON BY ANY PARTY IN INTEREST. ANY SUCH ADDITIONAL REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED TO THE DEBTOR'S ATTORNEYS WHO, IN TURN, WILL DELIVER THE INFORMATION TO THE COURT FOR SUCH ACTION AS THE COURT MAY DEEM TO BE APPROPRIATE.

            THE COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT ONLY INDICATES THAT THE DISCLOSURE STATEMENT CONTAINS "ADEQUATE INFORMATION" FOR THE PURPOSE OF THE SOLICITATION OF ACCEPTANCES TO THE PLAN BY THE DEBTOR, HELIONETICS AND BARNES AS CO-PLAN PROPONENTS. THE OFFICIAL COMMITTEE OF CREDITORS HOLDING UNSECURED CLAIMS RECOMMENDS THAT THE PLAN BE APPROVED. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

                                       II.

                         DEFINITIONS, INTERPRETATION AND
                              RULES OF CONSTRUCTION

(A)         Definitions

            The definitions contained in the Bankruptcy Code are incorporated herein. Whether or not inconsistent with definitions contained in the Bankruptcy Code, the following terms used herein shall have the following meanings:

                        2.1 Alvin Katz: A. Alvin Katz, the President of the Debtor.

                        2.2 Administrative Claim: A Claim for costs and expenses of administration allowed under Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(1) of the Bankruptcy Code, including, without limitation: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries or commissions for services); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under Sections 330(a) or 331 of the Bankruptcy Code; and (c) all fees and charges assessed against the Estate under 28 U.S.C. ss. 1930.

                        2.3 AIM: AIM Energy, Inc., a corporation organized under the laws of the state of Delaware, which is 100% owned by Helionetics. This entity owns all proprietary rights to the AIM Filter.

                        2.4 AIM Filter: A filter which eliminates Harmonics by capturing unwanted Harmonic current flows, reducing both current and voltage distortion, reducing the energy wasted due to harmonics and eliminating harmful effect on equipment. The entirety of the proprietary rights to the AIM filter is owned by AIM.

                        2.5 Allowed Claim: A Claim against the Debtor to the extent that-

                        (a) the Claim was scheduled in the list of creditors prepared and filed with the Bankruptcy Court by the Debtor and not listed as disputed, contingent or unliquidated as to amount; or

                        (b) a proof of claim

                                    (1) was timely filed; or

                                    (2) is deemed filed under applicable law or
by reason of an order of the Bankruptcy Court; and

                        (c) (1) the Debtor or Reorganized Debtor does not file an objection within a time fixed by the Bankruptcy Court and the Claim is not otherwise a Disputed Claim (but only to the extent that such Claim is not a Disputed Claim);

                                    (2) the Claim is allowed (and only to the
extent allowed) by a Final Order; or

                                    (3) the Claim is specifically allowed under
this Plan.

            An Allowed Claim shall not include unmatured or post-petition interest unless otherwise stated in the Plan.

            2.6 Allowed Amount: The amount of any Claim against the Debtor determined in accordance with Sections 502 and 506(a) of the Bankruptcy Code and any other applicable section(s) of the Bankruptcy Code, and recognized by the Debtor as valid or allowed by Final Order of the Court, except to the extent described or defined otherwise herein.

            2.7 Allowed Class . . . Claim: An Allowed Claim in the particular Class described in the Plan or Disclosure Statement.

            2.8 Allowed Priority Claim: An Allowed Claim entitled to priority pursuant to Sections 507(a)(3), (4) or (6) of the Bankruptcy Code.

            2.9 Allowed Secured Claim: An Allowed Claim secured by a lien, security interest or other charge against the property in which the estate has an interest, or which is subject to set-off under Section 553 of the Bankruptcy Code, to the extent of the value, determined in accordance with Section 506(a) of the Bankruptcy Code, of the interest of the holder of such secured Claim in the estate's interest in such property, or to the extent of the amount subject to any set-off, as the case may be. An Allowed Secured Claim may include post-petition interest if permitted under Section 506(b) of the Code.

            2.10 Allowed Tax Claim: An Allowed Unsecured Claim that is entitled to priority pursuant to Section 507(a)(8) of the Code.

            2.11 Approval Date: The date on which an order approving the Debtors' Disclosure Statement, or an amended version thereof, is entered by the Clerk of the Bankruptcy Court on the Court's docket.

            2.12 Avoidance Action: Any adversary proceeding brought to seek the recovery of money or property on account of transactions avoidable under Sections 544, 547, 548, 549 or 550 of the Bankruptcy Code.

            2.13 Ballot: The Document by which the holder of a Claim or Interest classified under the Plan shall vote to reject or accept the Plan.

            2.14 Bankruptcy Code or Code: Title 11 of the United States Code, as now in effect or hereafter amended. All citations in the Plan or Disclosure Statement to section numbers are to the Code unless otherwise expressly indicated.

            2.15 Bankruptcy Court or Court: The United States Bankruptcy Court for the Central District of California or such successor court or tribunal as may hereafter be confirmed or created by lawful authority with power to confirm reorganization plans under Chapter 11, Title 11 of the United States Code and all other applicable statutes, rules and regulations.

            2.16 Bankruptcy Rules or Rules: The Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules for the United States Bankruptcy Court for the Central District of California, as now in effect or hereafter amended.

            2.17 Bar Date: The last date for filing Claims, which was 60 days after service of the notice thereof on Creditors. The Bar Date expired as to all known Creditors no later than June 7, 1996. After the hearings relating to the rejection of leases, employment and consulting contracts on May 23, 1996, a second Bar Date notice was sent to affected claimants with a Second Bar Date of August 16, 1996 only for such claimants.

            2.18 Barnes: Susan Barnes, the spouse of Bernard Katz and the beneficial holder of approximately 37% of the outstanding common stock of Helionetics, an affiliate, stockholder and administrative creditor of the Debtor, and a co-proponent of the Plan.

            2.19 Barnett: Richard B. Barnett, an individual asserting a Claim secured by an alleged lien junior to that of Star Bank. This Claim has been classified as the Class 2 Claim and is disputed by the Debtor.

            2.20 Bernard Katz: Bernard Katz, the Chairman of the Board of the Debtor and of Helionetics as well as the spouse of Susan Barnes.

            2.21 Business Day: Any day, other than a Saturday, Sunday or legal holiday as defined in Bankruptcy Rule 9006(a).

            2.22 Case: The within Chapter 11 proceeding, known as In re Tri-Lite, Inc., a Pennsylvania corporation, bearing Case No. SA 96-12049 JR, pending before the United States Bankruptcy Court, Central District of California.

            2.23 Cash: Cash and Cash equivalents, including but not limited to bank deposits, wire transfers, checks, and other similar items.

            2.24 Cash Collateral: cash, negotiable instruments, documents of title, securities, deposit accounts, or other cash equivalents within the meaning of Section 363(a) of the Bankruptcy Code.

            2.25 Claim: Any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or, a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right is an equitable remedy or is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

            2.26 Claimants or Creditors: Persons or entities holding Allowed Claims.

            2.27 Class: A category of holders of Claims which are substantially similar to other Claims and into which Allowed Claims and Allowed Secured Claims are grouped and classified pursuant to Article IV of the Plan. The Classes provided for in the Plan are the following:

                        A) Class 1: Star Bank, N.A. as the holder of an Allowed Secured Claim, which is secured by a first priority consensual lien on the Debtor's inventory, accounts receivable, and other operating assets.

                        B) Class 2: Barnett, as the holder of a disputed Secured Claim allegedly secured by a second priority consensual lien on the Debtor's inventory, accounts receivable and other operating assets.

                        C) Class 3: All Claimants holding Allowed Unsecured Claims less than, equal to, or voluntarily reduced by the holder thereof to $500.

                        D) Class 4: All Claimants holding Allowed Unsecured Claims other than Claims included in Class 3.

                        E) Class 5: Helionetics, Inc., as the holder of an Allowed Secured Claim allegedly secured by a consensual lien on the Debtor's inventory, accounts receivable, and other operating assets arising from the SPL Purchase Agreement.

                        F) Class 6: The Stockholders (Equity Security Holders) of the Debtor, including Helionetics and Barnes.

            2.28 Committee: The Official Committee of Creditors Holding Unsecured Claims in the Debtor's estate.

            2.29 Common Stock: The Common Stock in the Debtor held by Stockholders.

            2.30 Confirmation: The entry by the Clerk of the Bankruptcy Court on the Court's docket of the Confirmation Order.

            2.31 Confirmation Date: The date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the Court docket.

            2.32 Confirmation Order: The order entered by the Clerk of the Bankruptcy Court confirming the Plan.

            2.33 Creditor: Any person or entity holding an Allowed Claim or Claims against the Debtor within the meaning set forth in Section 101(10) of the Bankruptcy Code.

            2.34 Debt: Liability on a claim as set forth in Section 101(12) of the Bankruptcy Code.

            2.35 Debtor: Tri-Lite, Inc., a Pennsylvania corporation, the Debtor and Debtor-in-Possession in this Chapter 11 case. The Debtor is a co-proponent of the Plan.

            2.36 Debtor-in-Possession: The Debtor, when acting in the capacity of representative of the Estate in the Debtor's Case.

            2.37 Disbursing Agent: The Debtor and/or any other person or persons designated under this Plan to disburse property pursuant to this Plan.

            2.38 Disclosure Statement: The Disclosure Statement accompanying the Plan as required by Section 1125 of the Bankruptcy Code and approved by an Order of the Bankruptcy Court.

            2.39 Disputed Claim: A Claim as to which a proof of claim has been Filed or deemed Filed under applicable law, as to which an objection has been or may be timely Filed by the Debtor or Reorganized Debtor and which objection, if timely Filed, has not been withdrawn on or before any date fixed for Filing such objections by the Plan or by Order of the Bankruptcy Court and has not been overruled or denied by a Final Order. Prior to the time that an objection to a claim has been or may be timely Filed, for the purposes of the Plan a Claim shall be considered a Disputed Claim in its entirety if: (i) the amount of the Claim specified in the proof of claim exceeds the amount of any corresponding Claim scheduled by the Debtor in its Schedules of Assets and Liabilities; (ii) any corresponding Claim scheduled by the Debtor in its Schedules of Assets and Liabilities has been scheduled as disputed, contingent, or unliquidated, irrespective of the amount scheduled; or (iii) no corresponding Claim has been scheduled by the Debtor in its Schedules of Assets and Liabilities.

            2.40 Effective Date: The Effective Date of the Plan shall be the forty-fifth (45th) calendar day after the Confirmation Date, unless said date falls upon a Saturday, Sunday or holiday, in which case the Effective Date shall be the next business day and on which no stay of the Confirmation Order is in effect.

            2.41 Equity Security: Common stock of the Debtor.

            2.42 Equity Security Holder: A Stockholder owning common stock of the Debtor. These parties have been classified as the holders of Class 6 Claims.

            2.43 Estate: The estate created in this Chapter 11 Case for the Debtor under Section 541 of the Bankruptcy Code.

            2.44 Executory Contract: Any unexpired lease or executory contract of the Debtor as defined in Section 365 of the Bankruptcy Code.

            2.45 File or Filed: A pleading filed with the Clerk of the Bankruptcy Court in this Chapter 11 Case.

            2.46 Final Order: An order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Case, which has not been reversed, stayed, modified or amended, and as to which (i) the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely filed, or (ii) any appeal that has been or may be taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

            2.47 Harmonics: Current and voltage distortion on AC power lines. This distortion increases electrical bills, overheats wires and equipment, wastes energy and creates electrical interference which can cause computers and computed controlled-equipment to malfunction and interfere with telecommunications. The AIM Filter is designed to address the problem of Harmonics.

            2.48 Helionetics: Helionetics, Inc., a publicly-held California corporation and a reporting Company under the Securities and Exchange Act of 1934. Helionetics is the principal shareholder of the Debtor and is the owner of approximately forty-nine percent (49%) of the Debtor's common stock. Helionetics is an "affiliate" of the Debtor within the meaning set forth in Section 101(2)(A) of the Bankruptcy Code. Helionetics is a co-proponent of the Plan.

            2.49 Helionetics Litigation: The civil litigation pending against Helionetics filed by the Debtor in the United States District Court, Northern District of Ohio, Case No. 1:95CV2289, which was removed by the Debtor to the United States Bankruptcy Court, Central District of California on May 23, 1996, and assigned Adversary No. SA 96-1523 JR.

            2.50 Helionetics Stock: Common Stock in Helionetics to be issued by Helionetics to Class 2 and Class 4 Creditors under the Plan.

            2.51 Lawrence A. Terkel: The owner of approximately ten percent (10%) of the Debtor's common stock.

            2.52 New Tri-Lite Common Stock: Twenty-five million (25,000,000) authorized and four million (4,000,000) shares of New Common Stock in the Reorganized Debtor to be issued under the Plan.

            2.53 Order: An order or judgment of the Bankruptcy Court as entered by the Clerk of the Court on the docket in this Case.

            2.54 Person: Any natural person, corporation, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, government or any political subdivision thereof, governmental unit (as defined in Section 101(41) of the Bankruptcy Code), official committee appointed by the United States Trustee, or other legal entity.

            2.55 Petition Date: February 26, 1996, the date upon which the Debtor filed its voluntary petition under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court.

            2.56 Plan: The Third Amended Joint Chapter 11 Plan of Reorganization proposed by the Debtor and Helionetics in this Case, and all exhibits, schedules, releases, and other attachments annexed thereto, as the same may be amended, modified or supplemented from time to time in accordance with the Code.

            2.57 Priority Tax Claim: An Allowed Claim entitled to priority under
Section 507(a)(8) of the Bankruptcy Code.

            2.58 Prolite: Prolite Lighting and Sign Maintenance Co., Inc., a Pennsylvania corporation, a wholly owned subsidiary of the Debtor.

            2.59 Pro Rata: proportionately so that the ratio of (a) the amount of property distributed at any time on account of a particular Allowed Claim to
(b) the amount of the Allowed Claim is the same as the ratio of the amount of property distributed at the same time on account of all Allowed Claims of the Class in which the particular Allowed Claim is included to the amount of all Allowed Claims in that Class.

            2.60 Reorganized Debtor: Tri-Lite, Inc., a Pennsylvania corporation which, on and after the Confirmation Date, shall assume all of the rights and obligations of the Debtor together with title to and control of the Debtor's assets and liabilities upon Confirmation of the Plan, as such rights, obligations, assets and liabilities are modified in the Plan.

            2.61 Scheduled: Set forth on the Schedules of Asset and Liabilities on file with the Clerk of the Bankruptcy Court.

            2.62 Schedules of Assets and Liabilities: The Schedules of Assets and Liabilities filed by the Debtor with the Clerk of the Bankruptcy Court, as the same have been or may be amended from time to time prior to the Effective Date of the Plan.

            2.63 Secured Claim: Any Claim that is secured by a lien on property in which the Estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code.

            2.64 Secured Creditor: The holder of an Allowed Secured Claim in this Case.

            2.65 Section 1111(b) Election: An election by a Secured Creditor with an interest in property of the Estate that is not of inconsequential value, pursuant to the provisions of Section 1111(b) of the Bankruptcy Code, to have its entire Allowed Claim treated as fully secured.

In order to constitute an effective Section 1111(b) Election, such an election must be made in writing prior to the conclusion of the hearing on the Disclosure Statement.

            2.66 Star Bank: Star Bank, National Association, the holder of the Class 1 Claim.

            2.67 Stipulation: That certain Revised Stipulation For 1) Sequestration; 2) Interim Use; 3) Turnover of Cash Collateral; 4) Repayment of Secured Debt entered into by and between the Debtor and Star Bank on April 29, 1996 and approved by the Bankruptcy Court pursuant to its Order entered on April 30, 1996. A true and correct copy of the Stipulation is attached to the Disclosure Statement as Exhibit "2."

            2.68 SPL: Self Powered Lighting, Inc., a New York corporation, a wholly owned subsidiary of the Debtor.

            2.69 SPL Purchase Agreement: That certain agreement for the purchase by the Debtor from Helionetics of all of the common stock of SPL.

            2.70 Stockbroker: The person designated by the Court to liquidate and sell Helionetics Stock for the benefit of the Class 2 and Class 4 Claimants under the Plan.

            2.71 Stockholder: The holder of record as of the Effective Date of an Equity Security (common stock) of the Debtor. These parties have been classified as the holders of Class 6 Claims.

            2.72 Unclassified Claims: The Allowed Amount of: (i) all administrative expenses of the Debtor's Chapter 11 Case, allowed pursuant to
Section 503(b) of the Bankruptcy Code, and (ii) all Allowed, Unsecured Claims entitled to priority pursuant to Section 507(a)(1),(3), (4) and (8) of the Bankruptcy Code for wages, salaries, vacation, severance, sick pay or commissions.

            2.73 Unsecured Claims: The Allowed Amounts of those Claims against the Debtor for which there are no assets of the Debtor serving as security, but not including any priority Claims.

            2.74 Unsecured Creditors: Creditors holding Allowed, Unsecured Claims against the Debtor for which there are no assets of the Debtor serving as security, but not including priority Claims.

            2.75 33 Act: The Federal Securities Act of 1933.

(B)         Defined Terms.

            Any term used in the Plan or the Disclosure Statement that is not defined in the Plan, either in Article II, Section A (Definitions) or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules.

(C)         Rules of Interpretation.

            For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any references in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified in a particular reference, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan;
(e) the words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (g) the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply.

(D) Time Periods.

            In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                      III.

                                     VOTING

            Under the Bankruptcy Code, no one may solicit your acceptance or rejection of the Plan unless, at the time of or before such solicitation, there was transmitted to you a summary of the Plan, and a written, court-approved Disclosure Statement containing adequate information. In particular, Section 1125(e) of the Bankruptcy Code provides:

            (e) A person that solicits acceptance or rejection of a plan, in good faith and in compliance with the applicable provisions of this Title, or that participates, in good faith and in compliance with the applicable provisions of this Title, in the offer, issuance, sale, or purchase of a security, offered or sold under the plan, of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing solicitation of acceptance or rejection of a plan or the offer, issuance, sale, or purchase of securities.


            It is important that you vote. Whether or not a creditor votes on the Plan, such creditor will be bound by the terms and treatment set forth in the Plan if the Plan is confirmed. Absent some affirmative act constituting a vote, non-voting creditors will not be included in the tally submitted to the Court in connection with the hearing on confirmation of the Plan.

            In order to vote for or against the Plan, a Creditor must have filed a proof of claim on or before the Bar Date unless his, her or its Claim was scheduled in this case by the Debtor without a notation that the Claim was disputed, unliquidated or contingent. Any such Creditor is, to the extent scheduled, deemed to have filed a Claim, and, absent objection, such Claim is deemed Allowed. In order to determine whether you are entitled to vote notwithstanding the failure to timely file a proof of claim, you should review the Debtor's Schedules D, E and F, on file with the Clerk of the Court and any amendments thereto. If your Claim is not scheduled, or if it is scheduled as contingent, disputed, or unliquidated and you did not file a Claim prior to the Bar Date, you are not entitled to vote. The Debtor has filed a list of its Stockholders with the Clerk of the Bankruptcy Court.

            Allowance of a Claim or interest for voting purposes does not necessarily mean that all or a portion of the Claim or interest will be allowed for distribution purposes. Any Claim in this case is subject to an order disallowing it for distribution purposes or for voting purposes on motion of any party in interest.

            A Creditor or Stockholder may vote to accept or reject the Plan by filling out and mailing a ballot to Debtor's counsel. Each creditor or Stockholder is urged to promptly complete the ballot accepting the Plan and return it to Broker & O'Keefe Professional Corporation, P.O. Box 19729, Irvine, California, 92623-9729, as instructed on the ballot. Creditors in Classes 2 and 4 are required to provide the Debtor with additional information at the time they vote relating to the delivery of Helionetics Stock under the Plan. PLEASE BE SURE TO PROPERLY COMPLETE THE FORM AND LEGIBLY IDENTIFY THE NAME OF THE PARTY VOTING THEREON.

            Any creditor holding Claims in more than one impaired Class must file one ballot for each such Class. If you have received the incorrect ballot or if you believe you are entitled to vote in more than one Class, additional ballots may be obtained upon written request to counsel for the Debtor at the above referenced address.

            If the Plan is rejected by one or more impaired Classes of Claims or Interests, the Plan or a modification thereof may still be confirmed by the Court if the Court determines, among other requirements, that the Plan does not discriminate unfairly and is fair and equitable with respect to the rejecting Class or Classes of Claims or Interests impaired by the Plan. The Debtor, Helionetics and Barnes, as the co-Plan proponents, will request such a determination (commonly referred to as a "cramdown") if the Plan or modifications thereof is not accepted by all of the impaired Classes of Claims and Interests held by Creditors and Stockholders.

                                       IV.

                            DESCRIPTION OF THE DEBTOR

            (A)         Corporate Structure

            The Debtor is a publicly held corporation organized under the laws of the State of Pennsylvania. Helionetics and Susan Barnes are collectively the majority shareholders of the Debtor as the owners of in excess of fifty percent (50%) of the outstanding common stock of the Debtor. Lawrence Terkel is the owner of approximately ten percent (10%) of the outstanding common stock of the Debtor. The remainder of the outstanding common stock of the Debtor is held by approximately 3,450 Stockholders.

            Prior to the Petition Date, the Debtor was operating manufacturing and assembly facilities in Cleveland, Ohio, Philadelphia, Pennsylvania, Santa Ana, California, along with the component manufacturing facility in Juarez, Mexico. The Debtor and its two (2) wholly owned domestic subsidiaries, SPL and Prolite, specialize in two related areas of the lighting industry: (1) production and sale of lighting fixtures; and (2) electrical energy management. The Debtor's lighting fixture business involves the design, manufacture, sourcing and marketing of recessed lighting fixtures, track lighting, emergency lighting, decorative lighting, and energy saving lighting fixtures for using in new construction and remodeling or retail, commercial, industrial and residential buildings. The Debtor's electrical energy management business involves auditing, retrofitting, maintaining and managing lighting in order to reduce energy consumption in lighting used in commercial and industrial buildings.

            SPL manufactures self-luminous safety signs for the commercial and aircraft markets. These commercial signs are designed to meet NFPA Life Safety Code as well as Underwriters Laboratories requirements. Since the 1960's, SPL has been manufacturing self-luminous aircraft and other types of safety markers for aircraft doors and cockpits, which meet or exceed all FAA requirements. SPL also produces self-luminous EXIT signs and other safety signs for commercial buildings. In the late 1980's SPL added a series of low energy EXIT signs to its product line utilizing Light Emitting Diode (LED) technology. SPL anticipates an increase in both its commercial self-luminous and LED business over the next five (5) years.

            Although SPL and the Debtor remain viable going concerns, the Prolite operation was closed pre-petition and its assets are in the process of being liquidated by a state-court receiver. On March 22, 1996, SPL filed for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court, Central District of California, case no. SA 96-13178 JR to preserve its ongoing operations in light of collection efforts by Star Bank which included the installation of a state court receiver. SPL was located in Elmsford, New York, but has moved substantially all of its business operations to West Nyack, New York.

            The Debtor continues to operate a facility in Juarez Mexico through its wholly-owned Mexican subsidiary, NL Corporation de Mexico A.S. de C.V. (the "Juarez Facility"). The Juarez

Facility manufactures certain component parts for the Debtor's operations on a cost-efficient basis. The Debtor anticipates the continued operation of the Juarez Facility after confirmation of its Plan.

            (B)         Management of the Debtor Pre- and Post-Petition

            The President of the Debtor, Alvin Katz, has over twenty-five years of experience in every aspect of the lighting industry, including management, sales, marketing, distribution and manufacturing. Alvin Katz served as the president of the Debtor continuously from its organization in 1988 to June of 1995. In June of 1995, he resigned the foregoing position at the insistence of Star Bank, and a management team headed by Lawrence Terkel took over the operations of the Debtor which moved from Irvine, California to facilities owned by the Terkel family and leased to the Debtor in Cleveland, Ohio. Lawrence Terkel disputes the contention that Mr. Katz' resignation was at the insistence of Star Bank. Mr. Katz was retained by the Debtor as an independent consultant in June of 1995. In this position, he was responsible for the Debtor's home center sales operations. Although his title changed as indicated above, Mr. Katz continued to play a role in the Debtor's operations.

            On or about February 16, 1996, Lawrence Terkel and his management team abruptly abandoned their positions with the Debtor after significant losses were disclosed and Star Bank declared its credit facility to be in default. Lawrence Terkel disputes the foregoing contention. Alvin Katz was requested by the Debtor's newly constituted Board of Directors to assume the title and job responsibilities of president of the Debtor.

            Alvin Katz became president of the Debtor effective February 25, 1996. He is presently responsible for making all strategic decisions regarding the prospective operations of the Debtor, in consultation with its board of directors, and oversees all aspects of the Debtor's operations, including sales, marketing, accounts receivable collections, and working with the accounting staff.

            (C) Disclosure of Management (Officers and Directors) of the Debtor and Helionetics Post-Confirmation and Disclosure of Proposed Insider Compensation Post-Confirmation Pursuant to 11 U.S.C. ss.1129(a)(5)

                        (i)         Management of the Debtor Post-Confirmation

            The president of the Debtor, Alvin Katz, will continue to serve in that capacity Post-Confirmation. The Chief Financial Officer of the Reorganized Debtor will be R. Melbourne Haughton. The secretary of the Reorganized Debtor will be Camille Traino. The directors of the Reorganized Debtor will be the following individuals: Bernard Katz (Chairman of the Board), Chaim Markheim and
E. Maxwell Malone.

                        (ii)        Management of Helionetics Post-Confirmation

            Helionetics, an affiliate of the Debtor and a co-proponent participating in the joint Plan with the Debtor, will have as its officers Post-Confirmation the following persons: Bernard Katz, Chairman of the Board; E. Maxwell Malone, president; Chaim Markheim, secretary; Chaim Markheim, treasurer. Creditors in Classes 2 and 4 are urged to read Exhibit "8" which is a true and correct copy of the Form 10-K (the Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934) for Helionetics' 1995 fiscal year, filed with the Securities and Exchange Commission on August 13, 1996. Exhibit "8" was not prepared by the Debtor. The directors of Helionetics Post-Confirmation will be the following persons: Bernard Katz (Chairman of the Board), Chaim Markheim, Richard Sergo and E. Maxwell Malone. The Debtor believes that the management structure of the Debtor and Helionetics Post-Confirmation is consistent with the interests of creditors and equity security holders and with public policy.

                        (iii) Proposed Insider Compensation Post-Confirmation

            The president of the Debtor, Alvin Katz, will have the following compensation package Post-Confirmation: His salary will be $110,000 per year, with a bonus calculated at 10% of the Reorganized Debtor's pre tax cash profit. He will be issued by Helionetics, on the Effective Date, 50,000 shares of Helionetics common stock. Mr. Katz will have one demand registration right entitling him to register on a Form S8 registration statement under the 33 Act, and at the expense of Helionetics, the aforesaid Helionetics common stock. He will be issued from Helionetics a sufficient number of outstanding shares of New Tri-Lite Common Stock which Helionetics will receive under the Plan so that Alvin Katz will own two percent (2%) of the outstanding New Tri-Lite Common Stock. He will be provided with an automobile allowance of $500.00 per month, reimbursement of his reasonable business expenses, and medical, life and dental insurance coverage. The foregoing arrangement will be for a three year period following the Effective Date. If the Reorganized Debtor (excluding AIM) does not achieve a ten percent (10%) operating profit for the calendar year ending December 31, 1997, the Board of Directors of the Reorganized Debtor, at its sole option, may terminate the employment arrangement with Alvin Katz. If the Reorganized Debtor (excluding AIM) does not post an operating profit for the calendar year ending December 31, 1997 the resignation of Alvin Katz will be automatic.

            The Salary of R. Melbourne Haughton will be $85,000 per year. He will be eligible for an annual bonus at the discretion of the president which is subject to the approval by the Board of Directors of the Reorganized Debtor.

            The Tri-Lite Directors will be compensated in the following fashion:
Directors will be paid $300 per Board of Directors meeting, plus there will be issued annually to each Director, including Alvin Katz, options to acquire New Tri-Lite Common Stock equal to 1/2% of Tri-Lite's post-confirmation common stock outstanding, at an exercise price of at market and a term of 5 years.

            The following individuals are currently employed by the Debtor and will continue to be employed post-confirmation by the Reorganized Debtor, and are related to Alvin Katz:

Name               Title                             Relationship                     Compensation
----               -----                             ------------                     ------------

Jeffrey Katz       National Sales Manager,           Son of Alvin Katz                $62,500 per year
                   Trio Lighting

Robin Katz         Administrative Assistant          Daughter of Alvin Katz           $25,000 per year



                                       V.

                   EVENTS PRECIPITATING THE CHAPTER 11 FILING

            In June of 1995, the Debtor and SPL entered into a loan agreement with Star Bank, pursuant to which Star Bank made available to the Debtor a five million dollar ($5,000,000) line of credit (the "Loan"). The Loan is allegedly guaranteed by Prolite and Helionetics. A condition to the Loan was Mr. Lawrence Terkel having complete control of the Debtor and the Debtor moving its base of operations to Cleveland, Ohio. In furtherance of this requirement, Helionetics agreed to a 'Standstill Agreement' at Star Bank's insistence. As security for the Loan, Star Bank obtained a first priority consensual lien on the Debtor's and SPL's inventory, accounts receivable, and other operating assets.

            The Debtor paid down the Loan dramatically during January and February, 1996. This was due to the "ratcheting down" of availability under the line of credit, the receipt by Star Bank of liquidation proceeds from Prolite, and Star Bank's collections of cash from the lockbox attributable to the receivable collections of both the Debtor and SPL. On February 16, 1996, after Mr. Lawrence Terkel and his management team abruptly resigned, Star Bank stopped honoring all checks, including payroll checks, drawn on the Debtor's bank account. Bernard Katz personally covered a portion of the February, 1996 payroll which Star Bank refused to honor.

            In February of 1996, Star Bank declared a default under the terms of the Loan, and on February 23, 1996, it obtained an order appointing a receiver to collect and turnover to Star Bank all accounts receivable collections from the Debtor, SPL and Prolite. As a result of the receiver's actions, the Debtor was deprived of critically needed cash to satisfy its normal operating expenses. Immediately before the Petition Date, Star Bank refused to allow the receiver, who had taken possession of the Debtor's facilities, to use collections to pay the Debtor's employees, thereby precipitating an immediate crisis. The Debtor immediately found itself with literally no employees and no funds with which to run a formerly viable enterprise. The Debtor filed its Chapter 11 Case intending to use the "breathing spell" afforded by Chapter 11 to enable the Debtor to reorganize its affairs and pay the claims of Creditors through a plan of reorganization.

                                       VI.

                       DESCRIPTION OF THE DEBTOR'S ASSETS

            The Debtor filed its Schedules with the Clerk of the Court on April 2, 1996. The Debtor's tangible assets consist of inventory, accounts receivable, and machinery and equipment. The Debtor used the best available financial information in its possession at that time in the preparation of Schedule B - Personal Property.

            The Debtor scheduled its ownership in SPL, Prolite and the Mexican operation as well as potential claims against Star Bank, former officers and directors of the Debtor, and against Helionetics in "unknown" amounts. With regard to SPL, that entity is presently in Chapter 11 proceedings as described at Article VII (B), infra. As a result, the Debtor has valued its equity interest in the Liquidation Analysis at zero in view of the unsettled nature of its interest in SPL. Prolite, as described at Article IV
(A), supra, was closed pre-petition and its assets are in the process of being liquidated by a receiver. The Debtor has valued its equity interest in Prolite at zero in the Liquidation Analysis. The Juarez Facility manufactures certain parts for the Debtor's operations as described at Article IV (A), supra. The only perceived value is the approximately $100,000 in raw materials and equipment located there, which the Debtor has described in the Liquidation Analysis. The Debtor retains all litigation claims, including preferences and fraudulent transfer claims, under the Plan. The Debtor has set forth in response to Question 3 in its Statement of Financial Affairs filed with the Court on April 2, 1996, all payments made to creditors in the 90 days preceding the Petition Date. Because of the nature of the Plan and the speed with which it has been proposed, the Debtor has not undertaken a 'preference analysis' nor has it undertaken a 'fraudulent transfer' analysis.

            The Debtor recently completed a periodic physical inventory of its lighting products and arrived at a valuation at cost of $929,316 as of September 15, 1996. In addition, the Debtor owns additional raw material inventory, machinery and equipment having an estimated value of in excess of $300,000 which was not included in the recent inventory. The Debtor prepared a detailed aging of its accounts receivable as of September 15, 1996. The gross amount of accounts receivable as of September 15, 1996 was $1,136,707. Of this amount $282,047 was in the 'current' category; $237,987 was over 30 days, $112,048 was over 60 days; $504,624 was over 90 days.

                                      VII.

                   SIGNIFICANT EVENTS DURING PENDENCY OF CASE

            (A)         Cash Collateral and Emergency Financing.

            Shortly after the Petition Date, the Debtor filed a motion to use cash collateral which was considered by the Court on March 14, 1996. At this hearing, the Court authorized the Debtor the use of sixty percent (60%) of the gross collections from the Debtor's business operations to pay the Debtor's ordinary and necessary operating expenses. The remaining forty percent (40%) of the cash collateral after disbursement to the Debtor was to be utilized for the immediate application against the accrued interest, advances and principal in that order to the extent funds are available, claimed to be owed to Star Bank by the Debtor. A final hearing regarding cash collateral was set for April 8, 1996. However, because of ongoing negotiations between Star Bank and the Debtor, the cash collateral hearing was continued to April 29, 1996.

            On March 18, 1996, the Debtor attended a final hearing on the Debtor's Motion for Order Approving Entry Into Post-Petition Financing Agreement (the "Financing Motion") The Court granted the Financing Motion and entered an order approving the same on March 26, 1996 (the "Financing Order"). Pursuant to the Financing Order, the Debtor was authorized to enter into a post-petition financing agreement with Ms. Susan Barnes in the amount of up to $125,000. The Debtor was given authority to draw upon the line of credit provided by Ms. Barnes on an "as needed" basis only to meet the needs of the Debtor's ordinary and necessary business operations. The Debtor was required to give immediate notice to Star Bank and to the Committee in the event of any borrowing. As of the date of this Disclosure Statement, the Debtor has borrowed approximately $50,000 under the Financing Order, which was used to fund payroll and some necessary operating expenses.

            (B) The Voluntary Chapter 11 of SPL.

            On March 22, 1996, SPL, a wholly owned subsidiary of the Debtor also filed for protection under Chapter 11 of the Bankruptcy Code as Case No. SA 96-13178 JR to preserve its ongoing operations in light of collection efforts by Star Bank which included the installation of a state court receiver. SPL has been operating as a Debtor-in-Possession and it is contemplated that SPL will propose a plan in the immediate future and emerge from Chapter 11 in the first quarter of 1997.

            (C)         The Cash Collateral Stipulation with Star Bank.

            At the hearing on April 29,1996, the Debtor, Star Bank and the Committee presented the Court with the Joint Stipulation For 1) Sequestration;
2) Interim Use; 3) Turnover of Cash Collateral; 4) Repayment of Secured Debt entered into by and between the Debtor and Star Bank (the "Stipulation"). A true and correct copy of the Stipulation is attached hereto as Exhibit "2." Pursuant to the Stipulation, so long as Star Bank does not breach the terms of the Stipulation, the

Debtor agreed to satisfy the entire obligation to Star Bank by December 15, 1996. In addition, by April 30, 1996, the Debtor shall have paid Star Bank $100,000 or a maximum of $150,000 based on retaining thirty-five percent (35%) of gross collections. Due to the high level of account receivable collections, Star Bank was paid the full $150,000 for the month of April. From the period of May, 1996 to December 1996, the Debtor is to pay Star Bank $150,000 per month through Star Bank retaining thirty-five percent (35%) of gross collections. The payments shall be made by the last Business Day of each month. Pursuant to the Stipulation, the Debtor is to abide by certain reporting requirements. For example, the Debtor is to provide Star Bank, Barnett and the Committee with among other reports, weekly disbursement reports, weekly shipment reports, and monthly accounts receivable runs. Please refer to Exhibit "2" for a complete copy of the Stipulation. During the pendency of this case, the Debtor paid Star Bank directly in excess of $1,050,000 through September 30, 1996.

            (D)         Claims.

            The Debtor filed its Schedules and Statement of Financial Affairs with the Clerk of the Bankruptcy Court in a timely fashion. In Schedule D, the Debtor scheduled the secured claim of Star Bank in the amount of $1,650,000. In Schedule E, the Debtor listed 70 creditors holding unsecured priority claims in the aggregate amount of $111,460. In Schedule F, the Debtor listed 557 creditors holding nonpriority unsecured claims in the aggregate amount of $3,991,414 as undisputed and listed four (4) disputed creditors in the amount of $57,138.

            The Debtor brought on for hearing on April 1, 1996 a motion to confirm the rejection of a nonresidential real property lease in Philadelphia, Pennsylvania as of April 1, 1996. The Debtor brought on for hearings in May and June, 1996, motions regarding the rejection of three (3) month to month leases and one alleged multi-year lease of nonresidential real property in Cleveland, Ohio. The Court granted the motions and set various timeframes for the rejection of the Cleveland leases. All locations in Cleveland, Ohio will have been vacated and surrendered to the landlords by no later than July 1, 1996. Possible unsecured claims will be asserted by the landlords which the Debtor believes will augment the creditors in Schedule F, unsecured nonpriority claims, Class 4 under the Plan.

            The Debtor brought on for hearing on May 23, 1996 motions to reject a number of employment and consulting contracts. The Court granted the motions and the Debtor believes that the parties to the employment and consulting contracts may file claims. The Debtor believes that it has defenses to possible claims which may be asserted by certain of the parties to the employment and consulting contracts. The rejection of the non-residential leases and employment contracts described herein will save the Debtor over $50,000 per month in operating expenses and aids the Debtor in the streamlining of its operations.

            The Debtor estimates that scheduled and nonscheduled unsecured nonpriority claims filed in this case will be in the amount of approximately $5 million. The Debtor anticipates objecting to certain of the landlord and employment/consulting contract claims and believes that the ultimate amount of unsecured nonpriority claims which will not be disputed by the Debtor in this matter will be approximately $4.5 million.

            On April 5, 1996, the Court entered an Order setting a "Bar Date" for filing claims in this case 60 days after service of the notice thereof. The first Bar Date is June 7, 1996. Undisputed creditors were not required to file proofs of claim. After the hearings relating to the rejection of leases, employment and consulting contracts, a second Bar Date notice was sent to affected claimants with a Second Bar Date of August 16, 1996 only for such claimants.

            (E) Consolidation of Debtor's Business Operations in Santa Ana, California.

            In an effort to streamline its operations, the Debtor recently consolidated its operations in Santa Ana, California through the closing of its production facilities located at 14901 Broadway, 9615 Meech Avenue, 9500 Meech Avenue and 9400 Meech Avenue in Cleveland, Ohio (collectively the "Cleveland Location"). All real estate leases at the Cleveland Location were rejected pursuant to Orders of the Bankruptcy Court with the last occupancy date on three of the locations being July 1, 1996 as previously indicated. In connection with this consolidation, the Debtor determined that a sale of a large portion of the machinery and equipment located at the Cleveland Location will allow the Debtor to effectively manage its future operations. The Debtor decided that a sale by public auction would be the most expeditious manner in which to sell the

Equipment. Accordingly, the Debtor applied to the Court for an order authorizing the employment of Tauber Arons Auctioneers, Inc. to conduct a public auction of the Equipment.

            On May 23, 1996 the Bankruptcy Court authorized the sale at public auction of the Equipment which took place on June 18, 1996. The proceeds of sale were delivered to Star Bank to be deposited into the lock box account and utilized by the Debtor in accordance with the terms of the Stipulation.

            The Debtor is a party to a collective bargaining agreement for a period of three years with the International Brotherhood of Electrical Workers, Local Union 1377, dated December 3, 1994, relating to the manufacturing operations which were in place pre-petition at the Cleveland Location. This creditor timely filed a proof of claim in the amount of $2,835.96. There is no business being carried on by the Debtor at the Cleveland Location and the collective bargaining agreement has no relevance to scope of the Debtor's ongoing operations. As a result, the collective bargaining agreement is burdensome to the Debtor. The Debtor is taking steps pursuant to Section 1113 of the Bankruptcy Code to effectuate the rejection of the collective bargaining agreement in accordance with the provisions thereof. The Debtor believes that any claim for damages arising from the rejection of the collective bargaining agreement will not be in a significant amount, if any. If the Court does not permit the rejection of the collective bargaining agreement, the Debtor believes nonetheless that there is no future monetary impact upon the Debtor thereunder.

            The Debtor's national sales manager, Mr. Jeffrey Katz, the son of Alvin Katz, resides near Columbus, Ohio and incurred costs to travel back and forth from Columbus to the Cleveland Location. The Debtor determined that it would be beneficial to the Debtor's business operations if the Debtor moved the warehouse and distribution (non-manufacturing) operations currently located in the Cleveland Location to Columbus, Ohio. Accordingly, the Debtor applied to the Court for authority to enter into an agreement with Ohio Equities, Inc. for the lease of 11,000 square feet of industrial real property located at 6925 Americana Parkway in Columbus, Ohio for a period of three (3) years. By entering into the new lease, the Debtor will reduce its rent expenses by approximately $174,000 per year while still servicing major accounts in the midwest and eastern parts of the country. The Court approved the Debtor's request on May 23, 1996 and the Debtor executed the proposed lease. The Debtor expects the Columbus facility to be fully operational by August 1, 1996.

            The Debtor continues to operate the Juarez Facility which manufactures certain component parts for the Debtor's operations on a cost-efficient basis. The Debtor anticipates the continued operation of the Juarez Facility after confirmation of its Plan.

            (F)         Present Operations and Financial Condition of the
Debtor.

            The Debtor centralized the majority of its operations in its facility in Santa Ana, California. All administrative and accounting functions were relocated from Cleveland, Ohio to the Santa Ana facility. The Debtor operates a warehouse in Columbus, Ohio under the supervision of Jeffrey Katz to service accounts in the midwest. The Juarez Facility is operating in close coordination with the component part inventory needs of the Santa Ana facility. Presently, the Debtor has 20 employees at the Santa Ana facility. The Debtor anticipates increasing this number to 25 employees over the next 12 months as its sales activity increases. The Debtor has 5 employees in Columbus, Ohio and anticipates increasing this number to 7 over the next 12 months as its sales activity increases.

            The Debtor is current in all of its post-petition accounts payable. Attached hereto as Exhibit "3" collectively are copies of the Operating Reports furnished to the Office of the United States Trustee by the Debtor through the reporting period ending August 31, 1996. Since the Petition Date, the Debtor has made substantial progress in streamlining its operations and believes that its finished goods inventory will stabilize at a value (at cost) of approximately $1.4 million. The Debtor's "current" (under 90 days) accounts receivable as of September 15, 1996 are approximately $632,083. The Debtor anticipates that its gross sales for the month of October, 1996 will be approximately $450,000 since the Columbus, Ohio facility is fully operational and is making its anticipated contribution to the Debtor's anticipated sales volume. Attached hereto as Exhibit "4" are copies of the Form 10-Q filed by the Debtor with the Securities and Exchange Commission for the First, Second and Third calendar quarters of 1995.

            Attached hereto as Exhibit "5" is a five-year projection (the "Projection") of the Reorganized Debtor's operations which have been prepared by the Debtor's management. The

Projection is based upon certain reasonable assumptions described therein and represent the best efforts of the Debtor's management to set forth anticipated business operations. The Debtor has not included any projections for any other entity within Exhibit "5" and has limited its analysis in that Projection to the present business operations of the Debtor.

            Attached hereto as Exhibit "5A" is a five year projection of the operations of the Debtor which has been combined in summary form with five-year projections of SPL and AIM. It is assumed that the Reorganized Debtor will maintain its 100% stock ownership in SPL post-confirmation. As discussed at
Article XII (E), infra, on the Effective Date it is assumed that Helionetics shall contribute to the Reorganized Debtor all of its interest in AIM. The five-year projection of SPL was prepared by management of SPL. The five-year projection of AIM was prepared by Ernest Dageford, the president of AIM.

            Attached hereto as Exhibit "5B" is a five year projection of the operations of the Debtor which has been combined in summary form with the five-year projections of SPL and AIM referenced in the preceding paragraph along with a five-year projection of RETRO-LITE, INC. It is assumed as indicated in the preceding paragraph that the Reorganized Debtor will maintain its 100% stock ownership in SPL post-confirmation and as discussed at Article XII (E), infra, on the Effective Date it is also assumed that Helionetics shall contribute to the Reorganized Debtor all of its interest in AIM. As discussed at Article XII
(G), infra, Helionetics is in discussions for its possible acquisition of RETRO-LITE, INC. and the possible subsequent contribution thereof by Helionetics to the Reorganized Debtor. However, at this date there is no binding contract for such an acquisition, and talks are only in a preliminary stage. The five-year projection of RETRO-LITE, INC. was prepared by management of RETRO-LITE, INC.

            The statements regarding future sales growth are "forward-looking" statements that involve many risks and uncertainties that will cause actual results to differ, perhaps materially, from those set forth therein. Among these risks and uncertainties are the uncertainty of market penetration and resulting sales volume, the ability to control costs and maintain margins, the availability, amount and costs of capital required to expand various business segments, the availability of talented personnel to manage and expand the business, the risks of technology obsolescence, competition from better financed competitors, market acceptance of products, reliance on suppliers for components and raw materials, regulatory requirements and restrictions, and general trends in the economy and overseas markets beyond the control of management, as well as other risks.

            (G)         Pledge Agreement between Committee and Helionetics.

            Prior to the hearing on the adequacy of the Debtor's Disclosure Statement which was scheduled initially for August 29, 1996, Helionetics advised the Committee that it was unwilling to proceed with the terms and conditions as set forth in the proposed Plan of Reorganization and requested that the Committee agree to certain modifications to the original Plan. Among other things, Helionetics requested that the Committee agree to (i) permit Helionetics to make distributions under the Plan to the Class 4 unsecured creditors over a two year period instead of a one year period as previously required by the original Plan, and (ii) permit Helionetics to elect, at its option, to make distributions to the Class 4 unsecured creditors in the form of free trading Helionetics Stock or Cash payments.

            The Committee was willing to modify the Plan as requested by Helionetics provided that Helionetics, among other things, execute and deliver to the Committee a Letter Agreement and Pledge Agreement which provide, among other things, for Helionetics to grant and transfer to the Committee, for the benefit of the Class 4 unsecured creditors, a first priority security interest in 1,100,000 shares of issued and outstanding Helionetics common stock. Helionetics agreed and thereafter executed the Letter Agreement and Pledge Agreement dated as of August 28, 1996.

            On September 3, 1996 the Bankruptcy Court approved a stipulation between Helionetics, the Committee and the Debtor, a true and correct copy of which is attached hereto as Exhibit "10," to enter into the Letter Agreement and Pledge Agreement. On August 28, 1996, the Board of Directors of Helionetics issued a resolution approving the Letter Agreement and Pledge Agreement. Thereafter, Helionetics delivered to the Committee's legal counsel a temporary stock certificate representing the pledge of 1,100,000 shares of issued and outstanding Helionetics common stock.

The Letter Agreement and Pledge Agreement provide that if Helionetics shall (i) revoke its support of the Plan at any time prior to confirmation of the Plan by the Bankruptcy Court, or (ii) fail to comply with the terms of the Plan regarding any of the required distributions thereunder, the Committee, on behalf of the Class 4 unsecured creditors, may exercise any and all of the rights and remedies set forth in the Pledge Agreement including, without limitation, to sell the pledged stock and apply the sale proceeds to offset or reduce any remaining obligations owed to Class 4 unsecured creditors from Helionetics under the Plan.

            (H)         Barnes Agreement.

            The Barnes/Helionetics Agreement ("Barnes Agreement") is an agreement effective November 7, 1996, by and between Helionetics and Susan Barnes as the two signers. Susan Barnes ("Barnes") is the principal shareholder of Helionetics, Barnes and Helionetics together hold more than 50% of the Debtor's existing Common Stock as a voting block, and Barnes is the spouse of Bernard Katz, the Chairman of the Board of Directors of the Debtor and Helionetics. The Barnes Agreement gives Barnes the option, but not the obligation, to provide the Helionetics Stock (or Cash, at her option) to be delivered periodically to Class 2 and Class 4 Creditors under the Plan. Attached hereto as Exhibit "11" is a true and correct copy of the Barnes Agreement.

                                      VIII.

                               PENDING LITIGATION

            The initiation of the Debtor's Chapter 11 proceeding gave rise to an automatic stay pursuant to Section 362 of the United States Bankruptcy Code, which effectively stayed any pending pre-petition litigation against the Debtor, and any litigation that could have been brought prior to the Petition Date. All Creditors and parties in interest holding pre-petition Claims against the Debtor were required to file those Claims by the Bar Date. To the extent that these Claims were not filed by the Bar Date, they are barred. A description of the items of material litigation that the Debtor is involved in is attached hereto as Exhibit "6". The Debtor removed the Helionetics Litigation described in Exhibit "6" to the Bankruptcy Court on May 23, 1996. The Debtor retains all litigation claims, including preference and fraudulent transfer claims, under the Plan. The Debtor has set forth in response to Question 3 in its Statement of Financial Affairs filed with the Court on April 2, 1996, all payments made to creditors in the 90 days preceding the Petition Date. Because of the nature of the Plan and the speed with which it has been proposed, the

Debtor has not undertaken a 'preference analysis' nor has it undertaken a 'fraudulent transfer' analysis. On October 21, 1996 the United States Trustee filed a motion to dismiss or convert the Debtor's case to one under Chapter 7. The Committee and the Debtor intend to vigorously oppose the motion and urge that the Court confirm the Plan as being in the best interests of creditors and parties in interest.

                                       IX.

                     CLASSIFICATION OF CLAIMS AND INTERESTS

            (A)         Treatment Of Unclassified Claims.

            Unless the holder of a particular claim agrees otherwise, all Allowed Administrative Claims and all Allowed Unsecured Priority Claims shall be paid in full, in cash, on the Effective Date, or as soon thereafter as such Administrative Claims or Allowed Priority Claims have been allowed by Final Order of the Court. The Debtor estimates that unpaid Allowed Administrative Claims will be approximately $150,000 by the Effective Date and estimates that Allowed Priority Claims will be approximately $100,000 as of the Effective Date.

            The holders of Allowed Claims described by Section 507 (a) (8) of the Bankruptcy Code, i.e. unsecured priority tax claims, shall receive deferred cash payments, as provided for under Section 1129 (a)(9)(C) of the Bankruptcy Code, equal to the value of their Allowed Claims as of the Effective Date. Such deferred cash payments shall be payable as follows: From and after the Effective Date, these claims shall bear interest at the rate of seven percent (7%) per annum. The balance owed on said claims shall be paid in seventy two (72) equal monthly installments of principal and interest, with the first payment being due on the fifteenth (15th) day of the first full month following the assessment date.

            (B)         Treatment of Classified Claims.

            In order to comply with the terms of Section 1129 of the Bankruptcy Code, and to provide for the orderly payment of claims, the Plan divides the Claims of creditors into six (6) separate classes. For purposes of satisfying Debtor's obligations created under the Plan, the Claims of the Creditors and Interest Holders of the Debtor have been classified as follows:

            Class 1: Star Bank, as the holder of an Allowed Secured Claim in the approximate amount of $1,000,000, secured by a first priority consensual lien encumbering the Debtor's inventory, accounts receivable, and other operating assets. In the worst case scenario, in the event that Star Bank is not timely paid or the Court declares the Debtor to be in material default under the Stipulation, its Allowed Secured Claim may be as high as $1,150,000.

            Class 2: Barnett, as the holder of a disputed Secured Claim in the approximate amount of $225,000 allegedly secured by a second priority consensual lien encumbering the Debtor's inventory, accounts receivable, and other operating assets.

            Class 3: All Claimants holding Allowed Unsecured Claims less than, equal to, or voluntarily reduced by the holder thereof to $500.

            Class 4: All Claimants holding Allowed Unsecured Claims other than Claims included in Class 3, in the approximate amount of $4,000,000 to $5,000,000.

            Class 5: Helionetics, Inc., as the holder of an Allowed Secured Claim allegedly secured by a consensual lien on the Debtor's inventory, accounts receivable, and other operating assets, in the approximate amount of $1,850,000, arising from the SPL Purchase Agreement.

            Class 6: The Stockholders (Equity Security Holders), including Helionetics and Barnes, holding Common Stock of the Debtor.

            Each Creditor and Equity Security Holder (Stockholder) should carefully read both the Plan and this Disclosure Statement to determine into which particular class its claim fits, and how the claims in that particular class are treated by the Plan.

                                       X.

                                 SUMMARY OF PLAN

            Below is a summary of the treatment accorded Allowed Claims under the Plan:

     Class                            Treatment Summary
     -----                            -----------------

           1 The holder of the Class 1 Claim, Star Bank, shall be treated in accordance with the terms of the Stipulation entered into by and between Star Bank and the Debtor on April 29, 1996 and entered by the Clerk of the Court on April 30, 1996. The Stipulation provides, inter alia, that Star Bank shall receive monthly paydowns in the amount of $150,000 during the course of the administration of the Debtor's case by the last business day of each month commencing April 30, 1996, with the entire remaining balance of principal, interest and other charges all due on December 15, 1996. The Debtor will continue to make the payments called for under procedures set forth in the Stipulation on a monthly basis and pay the remaining balance of principal, interest and other charges to the Class 1 Claimant by December 15, 1996. The Debtor and the Committee reserve the right to object to Star Bank's proof of claim or otherwise assert claims and rights against Star Bank as expressly provided in the Stipulation, in particular at paragraphs 18, 21 and 29 thereof.

           2 The Class 2 Claimant shall have a choice of two different treatments under the Plan, being Periodic Cash Payments or a Helionetics Stock Delivery The Class 2 Claimant shall select his option for treatment on the Ballot accompanying the Plan. In the event that the Class 2 Claimant indicates his desire to receive Helionetics Stock but does not properly complete the instructions for sale of the Helionetics Stock accompanying the Ballot, he will be sent Helionetics Stock on the Effective Date pursuant to the valuation formula described hereinbelow in exchange for his Class 2 Claim.

                     OPTION 1: Periodic Cash Payments: This option is mandatory if the Class 2 Claimant does not vote or votes against the Plan. The Class 2 Claimant shall retain the priority of his liens, if any, on the assets of the Debtor as security for the balance owed on his Allowed Secured Claim, including Post-Petition interest calculated at the contract rate. Notwithstanding the foregoing, the Class 2 Claimant shall subordinate the priority of his liens, if any, to a new lender for the purpose of (1) replacement of the Allowed Secured Claim of the Class 1 Claimant and (2) the furnishing to the Debtor or the Reorganized Debtor of additional working capital with a new loan in an authorized principal balance of up to $5,000,000.

                     From the Confirmation Date to the date the Class 2 Claimant's Allowed Secured Claim is paid in full, the balance outstanding shall bear interest at a fixed annual rate determined by adding two percentage points (2%) to the yield on five year United States Treasury Securities as of the Confirmation Date. No portion of the Class 2 Allowed Secured Claim shall include attorneys' fees, default interest, late penalties or similar charges or costs of any kind, accrued or incurred post-petition, unless the same have been approved by the Court in accordance with the procedure set forth in Article X, Section 10.1 of the Plan.

                     After the Confirmation Date, the Class 2 Claimant shall receive payments on his Allowed Secured Claim equal to the interest accruing on such claim after the Confirmation Date plus the amortization of principal based upon a ten year schedule. The first such payment shall be due and payable on the first day of the first full month following the Effective Date and like payments shall be due and payable on the first day of every month thereafter. The entire balance due and owing on the Class 2 Claimant's Allowed Secured Claim shall be paid in full on or before the first
                     (1st) day of the sixtieth (60th) full month after the Effective Date.

                     In the event that the Reorganized Debtor fails to make the payment due on the Class 2 Claimant's Allowed Secured Claim in accordance with the above payment schedule, and such nonpayment remains uncured for a period of ten (10) days after written notice of said nonpayment is transmitted to the

                     Reorganized Debtor, then the Class 2 Claimant may pursue any and all remedies available to him under state law and the Bankruptcy Code.

                     OPTION 2: Helionetics Stock Delivery: The Class 2 Claimant shall receive a delivery of Helionetics Stock having an aggregate value as of the Confirmation Date, as measured by the closing price of the Helionetics Stock on that date in the over the counter market, equal to seventy (70) cents for each one (1) dollar of Allowed Secured Claim held by the Class 2 Creditor, calculated with the accrual of Post-Petition interest at the contract rate, in exchange for his Claims against the Debtor. No portion of the Class 2 Allowed Secured Claim shall include attorneys' fees, default interest, late penalties or similar charges or costs of any kind, accrued or incurred post-petition, unless the same have been approved by the Court in accordance with the procedure set forth in Article X,
                     Section 10.1 of the Plan. The Helionetics Stock will be delivered under the exemption from Section 5 registration under the 33 Act provided by Section 1145 of the Code and be 'free trading' in the hands of the recipient Class 2 Creditor (so long as the Class 2 Claimant is not a 10% or more shareholder or controlling person of Helionetics).

                     The Helionetics Stock shall be delivered in the following manner: As soon as practicable following the Confirmation Date there will be an initial delivery of Helionetics Stock to or for the benefit of the Class 2 Claimant from Helionetics (or at the sole option of Barnes, from Barnes) having an aggregate value as of the Confirmation Date equal to seventy (70) cents for each one (1) dollar of Allowed Secured Claim held by the Class 2 Creditor, calculated with the accrual of post-petition interest at the contract rate. At the option of the Class 2 Claimant by electing on the Ballot pertaining to the Plan, this delivery of Helionetics Stock will be delivered to a stockbroker who has been designated by the Court pursuant to the Plan, which stockbroker will be instructed under the Plan to liquidate and sell the Helionetics Stock for the account of the Class 2 Claimant in an ordinary trading transaction as soon as practicable following the Confirmation Date in sufficient amount to obtain net cash proceeds equal to seventy (70) cents for each one (1) dollar of Allowed Secured Claim held by the Class 2 Creditor, calculated with the accrual of post-petition interest at the contract rate. Such proceeds will be delivered to the Class 2 Claimant shortly after the Effective Date. From time to time following the Confirmation Date at the request of the stockbroker, Helionetics (or at the sole option of Barnes, from Barnes) will deposit additional Helionetics Stock as may be required by the stockbroker to ensure that the net cash proceeds payable to the Class 2 Claimant from the sale of the Helionetics Stock (if he elects to participate) will in fact equal a net of seventy (70) cents for each one (1) dollar of Allowed Secured Claim held by the Class 2 Creditor, calculated with the accrual of post-petition interest at the contract rate, after payment of such stockbroker's fees and expenses, which in accordance with the Plan shall not exceed amounts payable in regular and customary brokerage transactions. . Provided, however, that is no event at any one time, in the aggregate when combined with Helionetics Common Stock delivered for sale to the stockbroker by Class 4 Claimants, shall the stockbroker hold for sale shares of the Common Stock of Helionetics equal to or in excess of ten percent (10%) of the then outstanding Common Stock of Helionetics.

                     Helionetics is a reporting company under the Securities Exchange Act of 1934, and will be current in filing all of its corporate reports under this Act at the time of distribution of Helionetics Common Stock to Class 2 and Class 4

                     Claimants. Helionetics' Common Stock is traded in the over-the-counter market, also called the Bulletin Board, and are not listed on any stock exchange or NASDAQ. The shares are volatile, and have experienced recent swings in price and volume, as well as significant spreads between bid and ask prices. Prospective recipients of the Helionetics Common Stock should consult with their own investment advisers as to the nature of these shares and the risks associated with their ownership.

           3 The Holder(s) of Allowed Unsecured Claim(s) of less than $500, or who voluntarily reduce their claims to $500 by the date set by the Court, will be paid in Cash 70% of the amount of their Allowed Secured Claim, calculated without the accrual of Post-Petition interest, on or before the Effective Date.

           4 Each Class 4 Claimant shall receive deliveries of Helionetics Stock or cash, or combinations or both from Helionetics (or at the sole option of Barnes, from Barnes), equal to seventy (70) cents for each one (1) dollar of Allowed Unsecured Claim held by each Class 4 Unsecured Creditor, calculated without the accrual of Post-Petition interest, in exchange for their Claims against the Debtor. The Helionetics Stock will be delivered under the exemption from Section 5 registration under the 33 Act provided by Section 1145 of the Code and shall be 'free trading' upon receipt by the Class 4 Unsecured Creditors (so long as the Class 4 Claimants individually or in the aggregate are not 10% or more shareholders or controlling persons of Helionetics). The Helionetics Stock or cash, or combinations of both, shall be delivered to Class 4 Unsecured Creditors in the following manner:

                     Initial Delivery: As soon as practicable following the Confirmation Date, but in any event no later than thirty
                     (30) days after the Confirmation Date, there will be an initial delivery (the "Initial Delivery") by Helionetics (or at the sole option of Barnes, from Barnes), of either
                     (i) Helionetics Stock having an aggregate value based upon a price per share equal to the average closing price of a share of Helionetics Stock over the five (5) consecutive trading days following the Confirmation Date, equal to thirty (30) cents for each one (1) dollar of Allowed Unsecured Claim held by each Class 4 Unsecured Creditor, calculated without the accrual of post-petition interest, or (ii) a Cash payment equal to thirty (30) cents for each one (1) dollar of Allowed Unsecured Claim held by each Class 4 Unsecured Creditor, calculated without the accrual of post-petition interest, at the option of Helionetics. Within ten (10) days prior to the Initial Delivery, Helionetics or Barnes will send via regular mail written notice to the Debtor and a representative of the Committee of the form of the Initial Delivery (i.e., whether in all Cash or in all Helionetics Stock). At the option of each Class 4 Claimant who so elects on the Ballot pertaining to the Plan (each, a "Participating Class 4 Claimant"), in the event that the Initial Delivery is in the form of Helionetics Stock, such stock will be delivered to a stockbroker who has been designated by the Court pursuant to the Plan (the "Designated Broker"). The Designated Broker will be instructed under the Plan to liquidate and sell the Helionetics Stock for the account of the Participating Class 4 Claimant solely pursuant to ordinary trading transactions as those terms are used in Section 1145 of the Bankruptcy Code as soon as practicable following the Confirmation Date in sufficient amount to obtain net cash proceeds equal to thirty (30) cents for each one (1) dollar of Allowed Unsecured Claim held by such Claimant, calculated without the accrual of post-petition interest. Such proceeds will be distributed to the

                     Participating Class 4 Claimants shortly after the Effective Date. Pursuant to the Plan, the Designated Broker shall be entitled to a commission for selling the Helionetics Stock for the account of each Participating Class 4 Claimant not in excess of the usual and customary broker's commission. The Designated Broker will be required to deliver a copy of the Plan and Disclosure Statement to each offeree and purchaser of the Helionetics Stock. From time to time following the Initial Delivery, at the request of the Designated Broker, Helionetics (or at the sole option of Barnes, Barnes) will deliver to each Participating Class 4 Claimant and deliver to the Designated Broker for the account thereof, additional Helionetics Stock as may be required to ensure that the net cash proceeds payable to each Participating Class 4 Claimant from the sale of the Helionetics Stock under the Initial Delivery will in fact equal a net thirty (30) cents for each one (1) dollar of Allowed Unsecured Claim calculated without the accrual of post-petition interest, after payment of the Designated Broker's usual and customary fees and expenses. In the event that the Initial Delivery is in the form of Helionetics Stock, those Class 4 Claimants who (a) do not vote on the Plan and return the Ballot or (b) do not properly complete the instructions for sale of the Helionetics Stock accompanying the Ballot, or (c) elect not to sell their Helionetics Stock through the use of the Designated Broker (in each case, a "Non-Participating Class 4 Claimant"), will be delivered their Helionetics Stock at the time of the Initial Delivery pursuant to the valuation formula described hereinabove. Each Non-Participating Class 4 Claimant shall not be entitled to receive any additional deliveries of Helionetics Stock described above, notwithstanding that the net cash proceeds received by such Non-Participating Class 4 Claimant upon the sale of its Helionetics Stock does not equal thirty (30) cents for each one (1) dollar of Allowed Unsecured Claim held by such Claimant, calculated without the accrual of post-petition interest. Pursuant to the Plan, in no event at any one time, in the aggregate when combined with Helionetics Common Stock delivered for sale to the Designated Broker by the Participating Class 4 Claimants, shall the Designated Broker hold for sale shares of the Common Stock of Helionetics equal to or in excess of ten percent (10%) of the then outstanding Common Stock of Helionetics. At the time of the Initial Delivery, the Helionetics Stock pledged to the Committee by Helionetics shall be revalued at the closing market price as of the date of such Initial Delivery, and any pledged Helionetics Stock representing value in excess of 115% of the remaining outstanding amounts owed and unpaid to Class 4 Claimants under this Plan after such Initial Delivery shall be returned to Helionetics, subject to the Committee's receipt of a new certificate representing the reduced amount of pledged Helionetics Stock, along with a stock power executed in blank. Subsequent Deliveries: There will be subsequent deliveries to Class 4 Unsecured Creditors, of either (i) Helionetics Stock having an aggregate value equal to an additional forty (40) cents for each one (1) dollar of Allowed Unsecured Claim held by each Class 4 Unsecured Creditor, calculated without the accrual of post-petition interest, or (ii) periodic Cash payments equal to a total of forty (40) cents for each one (1) dollar of Allowed Unsecured Claim held by each Class 4 Unsecured Creditor, calculated without the accrual of post-petition interest, at the option of Helionetics (or at the sole option of Barnes) ("Subsequent Deliveries"), as set forth below. Helionetics Stock available to the Participating Class 4 Claimants shall be delivered to the Designated Broker to be sold for their account. The Subsequent Deliveries, whether in Cash or Helionetics Stock, shall be payable in four installments on each of the following dates (or, if such date is not a regular business day, on the first business day thereafter):

                     Six (6) Months after Effective Date:             7.5%
                     Twelve (12) Months after Effective Date:        15.0%
                     Eighteen (18) Months after Effective Date:      22.5%
                     Twenty-Four (24) Months after Effective Date:   55.0%
                                                                     -----

                                            Total                   100%

                     Each of the Subsequent Deliveries may be, at the option of Helionetics (or at her option by Barnes), either entirely in the form of Helionetics Stock or entirely in Cash, and Helionetics (or at its option by Barnes) may, in its discretion, alternate the form of each delivery. However, not more than fifteen (15) days nor less than ten (10) days prior to the scheduled date of each of the Subsequent Deliveries, Helionetics (or Barnes) will send via regular mail written notice to the Debtor and a representative of the Committee of the form of the delivery (i.e., whether in Cash or in Helionetics Stock). If Helionetics elects to deliver Helionetics Stock, it shall be valued for the purposes of each such Subsequent Delivery at a price per share equal to the average closing price of a share of Helionetics Stock over the five (5) consecutive trading days up to and including the trading day immediately prior to the date of such notice. Helionetics may, at its sole option (or Barnes, at her sole option), accelerate the date of any scheduled delivery hereunder; provided, however, that Helionetics (or Barnes) shall not be permitted to accelerate a Subsequent Delivery in the form of Helionetics Stock, if the Helionetics Stock to be delivered to the Designated Broker, when aggregated with the Helionetics Stock previously delivered to and still held by the Designated Broker, would cause the Designated Broker to hold on behalf of the Participating Class 4 Claimants Helionetics Stock equal to or in excess of ten percent (10%) of the then outstanding Common Stock of Helionetics. At the time of each Subsequent Delivery, the Helionetics Stock pledged to the Committee by Helionetics shall be revalued at the closing market price as of the date of such Subsequent Delivery, and any pledged Helionetics Stock representing value in excess of 115% of the remaining outstanding amounts owed and unpaid to Class 4 Claimants after such Subsequent Delivery shall be returned to Helionetics subject to the Committee's receipt of a new certificate representing the reduced amount of pledged Helionetics Stock, along with a stock power executed in blank.

                     Debtor's Counsel will issue a qualified opinion that the delivery of the aforesaid shares of Helionetics Common Stock under the Plan and their resale by creditors into public markets is exempt from Section 5 registration under the 33 Act pursuant to Section 1145 of the Code and Section 4(1) of the 33 Act. Helionetics shall obtain all appropriate board resolutions and other corporate authority necessary to enter into the transactions contemplated herein prior to December 15, 1996.

                     The Court will be requested to make appropriate findings in the Confirmation Order that: (i) title to the Helionetics Stock to be delivered to Class 4 Claimants will pass to the Class 4 Claimants only upon the delivery of the Helionetics Stock to the Class 4 Claimants or to the Designated Broker who will sell the Helionetics Stock for their account pursuant to ordinary trading transactions, as applicable;
                     (ii) the Helionetics Stock previously pledged to the Committee by stipulation approved by the Court on September 3, 1996 upon foreclosure of the pledge in accordance with the Security Agreement will be exempt from Section 5 registration under the 33 Act pursuant to Section 1145 of the Bankruptcy Code and Section 4(1) of the 33

                     Act and, upon confirmation of this Plan, following such foreclosure, shall be available for immediate resale as described herein without registration under Section 5 of the 33 Act; (iii) as long as the Class 4 Unsecured Creditors individually or in the aggregate are not 10% or more stockholders or controlling persons of Helionetics, the offer and sale of the Helionetics Stock to the Class 4 Unsecured Creditors under the Plan, and the offer and sale of the Helionetics Stock by the Class 4 Unsecured Creditors into the public market, including without limitation the offer and sale of Helionetics Stock by the Designated Broker on behalf of each Participating Class 4 Claimant, will be exempt from the registration requirements under
                     Section 5 of the 33 Act pursuant to the exemptions provided by Section 1145 of the Code and Section 4 (1) of the 33 Act; (iv) each offer and sale by the Designated Broker of the Helionetics Stock in accordance with the Plan is an "ordinary trading transaction" under Section 1145(b)(1) of the Code; (v) neither the Class 4 Unsecured Creditors, nor the Committee, nor the Designated Broker, nor the Debtor is an "underwriter" as defined under Section 1145 of the Code and, accordingly, are none of such persons are "underwriters" under Section 2(11) of the 33 Act, with respect to the delivery, offer, sale and issuance of the Helionetics Stock; (vi) Barnes and Helionetics are "affiliates" of the Debtor as defined in Section 101(2) of the Code; (vii) the offer and sale of the New Tri-Lite Common Stock to the Class 6 interest holders and to Helionetics and/or Barnes, will be exempt from the registration requirements under Section 5 of the Securities Act of 1933 pursuant to the exemptions provided by Section 1145 of the Code; and (viii) the New Tri-Lite Common Stock to be offered and sold to Helionetics and Barnes as Class 6 interest holders, will be offered and sold in the manner specified under subsection (a)(1) of Section 1145 of the Code, such offer and sale will be deemed to be a public offering as specified in subsection (c) of Section 1145 of the Code, and such stock shall be available for immediate resale subject to volume limitations on resale applicable to "affiliates" of an issuer who have received "non-restrictive" securities in a public offering as set forth in Securities and Exchange Commission Rule 144, the exemptions provided by Section 1145 of the Code, and
                     Section 4(1) of the 33 Act.

                     Helionetics is a reporting company under the Securities Exchange Act of 1934, and will be current in filing all of its corporate reports under this Act at the time of distribution of Helionetics Common Stock to Class 2 and Class 4 Claimants. Helionetics' Common Stock is traded in the over-the-counter market, also called the Bulletin Board, and are not listed on any stock exchange or NASDAQ. The shares are volatile, and have experienced recent swings in price and volume, as well as significant spreads between bid and ask prices. Prospective recipients of the Helionetics Common Stock should consult with their own investment advisers as to the nature of these shares and the risks associated with their ownership.

           5 In consideration of the Debtor having compromised through an appropriate Order of the Bankruptcy Court dismissing the Helionetics Litigation immediately after the Effective Date regarding the SPL Purchase Agreement and any other relief sought by the Debtor against Helionetics, and in consideration of the allowance of Helionetics' Allowed Class 5 Secured Claim in the amount of approximately $1,850,000, (i) the Debtor will retain all of its right, title and interest in the common stock of SPL; (ii) Helionetics (or at her sole option Barnes)will cause sufficient Helionetics Stock or Cash to be delivered to meet the requirements of Sections 6.2, 6.3, 6.4.1 and
                     6.4.2 of the Plan to satisfy the requirements for the exchange of the Claims of Class 2 and 4 Claimants; and (iii) on the Effective Date Helionetics shall contribute to the Reorganized Debtor all of its interest in AIM which is intended to transfer to the Reorganized Debtor all proprietary rights to the AIM Filter.

                     The Class 5 Claimant shall retain the priority of its liens on the assets of the Debtor as security for the balance owed on its Allowed Secured Claim, including Post-Petition interest calculated at the non-default contract rate. Notwithstanding the foregoing, the Class 5 Claimant shall subordinate the priority of its liens to a new lender for the purpose of (1) replacement of the Allowed Secured Claim of the Class 1 Claimant and (2) the furnishing to the Debtor or the Reorganized Debtor of additional working capital with a new loan in an authorized principal balance of up to $5,000,000.

                     No portion of the Class 5 Allowed Secured Claim shall include attorneys' fees, default interest, late penalties or similar charges or costs of any kind, accrued or incurred post-petition, unless the same have been approved by the Court in accordance with the procedure set forth in
                     Article X, Section 10.1 of the Plan.

                     From the Confirmation Date until the Class 5 Allowed Secured Claim is paid in full, the balance outstanding shall bear interest at a fixed rate of seven and one-half percent (7.5%) per annum. After the Confirmation Date, the Class 5 Claimant shall receive semi-annual payments of interest only, with the first payment due on the first
                     (1st) day of the sixth month following the Effective Date with the entire balance due and owing on the Class 5 Claimant's Allowed Secured Claim to be paid in full by on or before the first (1st) day of the seventy-second (72nd) full month after the Effective Date.

                     In the event that the Reorganized Debtor fails to make any payment due on the Class 5 Claimant's Allowed Secured Claim in accordance with the above payment schedule, and such nonpayment remains uncured for a period of ten (10) days after written notice of said nonpayment is transmitted to the Reorganized Debtor, the outstanding obligation shall accelerate and the Class 5 Claimant may pursue any and all remedies available to it under state law and the Bankruptcy Code.

           6 On the Effective Date all Common Stock and securities in the Debtor shall be automatically canceled and the Debtor's Articles shall be automatically amended to authorize the issuance of up to twenty-five million (25,000,000) shares of New Tri-Lite Common Stock, of which four million (4,000,000) shares will be issued under the Plan. All members of Class 6, with the exception of Helionetics and Barnes, shall be issued on a pro rata basis 12.5% of the New Tri-Lite Common Stock in the Reorganized Debtor in exchange for their existing "old common shares" of the Debtor currently outstanding and in their hands. Helionetics will contribute to the Reorganized Debtor on the Effective Date all of its interest in AIM, which is intended to transfer to the Reorganized Debtor all proprietary rights to the AIM Filter. Helionetics and/or Barnes shall be issued 87.5% of the New Tri-Lite Common Stock in the Reorganized Debtor in exchange for their respective "old common shares" of the Debtor currently outstanding and in their hands in proportion to the shares of Helionetics Stock (or at their option, Cash) they respectively deliver to Class 2 and 4 Creditors, in a transaction exempt from registration under the 33 Act, pursuant to Section 1145 of the Code. In the event Barnes elects to deliver no Helionetics Stock or Cash to Class 2 and Class 4 Creditors, then the 87.5% block of New Tri-Lite Common Stock shall be allocated between Barnes and Helionetics, in proportion to their holdings of "old common shares" of the Debtor.

                     The Court will be requested to make appropriate findings in the Confirmation Order that: (i) title to the New Tri-Lite Common Stock to be delivered to Class 6 Claimants (including Barnes and/or Helionetics) will pass to the Class 6 Claimants only upon the delivery of New Tri-Lite Stock certificates; (ii) the issuance of the New Tri-Lite Stock to the Class 6 members and to Helionetics JV, Barnes and/or Helionetics under the Plan, will be exempt from the registration requirements under Section 5 of the 33 Act pursuant to the exemption provided by Section 1145 of the Code; (iii) neither the Class 6 members nor the Debtor (excluding Helionetics and Helionetics JV), is an "underwriter" as defined under Section 1145 of the Code;
                     (iv) the New Tri-Lite Common Stock to be issued to the Class 6 members, excluding Helionetics JV, Barnes and/or Helionetics, shall be available for immediate resale without registration under Section 5 of the 33 Act, pursuant to the exemptions provided by Section 1145 of the Bankruptcy Code and Section 4(1) of the 33 Act; (v) the Helionetics JV is an "affiliate" of the Debtor as defined in Section 101(2) of the Code; (vi) the offer and sale of the New Tri-Lite Common Stock to the Class 6 interest holders and to Helionetics and/or the Helionetics JV, will be exempt from the registration requirements under Section 5 of the Securities Act of 1933 pursuant to the exemptions provided by Section 1145 of the Code; and (vii) the New Tri-Lite Common Stock to be offered and sold to the Class 6 interest holders, including Helionetics and the Helionetics JV, will be offered and sold in the manner specified under subsection (a)(1) of the Section 1145 of the Code, will be deemed to be a public offering as specified in subsection
                     (c) of Section 1145 of the Code, and shall be available for immediate resale subject to volume limitations on resale applicable to "affiliates" of an issuer who have received "non-restrictive" securities in a public offering as set forth in Securities and Exchange Commission Rule 144, the exemptions provided by Section 1145 of the Code, and
                     Section 4(1) of the 33 Act.

All prepetition executory contracts and unexpired leases in which the Debtor is the lessor or lessee and which have not been previously rejected during the course of this Chapter 11 case which are set forth on Exhibit "7" hereto shall be assumed through the Plan. All other prepetition executory contracts and/or unexpired leases not previously assumed or rejected during the course of this Chapter 11 case shall be deemed rejected by the Plan. All claims arising from the rejection of executory contracts and/or unexpired leases which have been deemed rejected by the Plan must be filed with the Court within thirty (30) days of the Confirmation Date or shall be barred. The foregoing is a summary of the Plan. All creditors should read the Plan in its entirety.

                                       XI.

                              IMPAIRMENT OF CLAIMS

            All Classes of Creditors are impaired under the Plan.

                                      XII.

                               MEANS OF EXECUTION

            (A) Financing of Cash Distributions on Effective Date. Helionetics' loan of funds to the Debtor (or Barnes' loan of funds to the Debtor, in her sole discretion), or the proceeds of other new financing, and the Debtor's internally generated cash will be used to pay Unclassified Claims by on or before the Effective Date and the payment to Class 3 Unsecured Creditors. It is estimated that approximately $250,000 in Cash will be necessary to pay Unclassified Claims and the Class 3 Unsecured Creditors by the Effective Date, which included estimated attorneys' and accountants' fees which have not been paid by the Debtor during the course of the case. The Reorganized Debtor is also to be the Disbursing Agent for the purposes of any Cash distributions under the Plan. The Transfer Agents for Helionetics and the Reorganized Debtor shall handle the delivery of Helionetics Stock and New Tri-Lite Common Stock to Creditors (or to the Stockbroker designated by the Court if they so elect) and Interest Holders under the Plan.

            (B) Payments to Star Bank. The Debtor will continue with its efforts to secure replacement financing for its business operations and will have a new institutional lender or Susan Barnes on terms satisfactory to her in place by December 15, 1996 to insure the availability of the final payment due Star Bank at that time. The Debtor does not at this time have a written commitment from an institutional replacement lender for Star Bank, although several potential lenders have expressed interest. The Debtor intends to replace Star Bank by November 30, 1996 if at all possible.

            (C) Delivery of Helionetics Stock or Cash. Helionetics (or at her sole option Barnes) will cause sufficient Helionetics Stock to be issued or, at its option, Cash, to meet the requirements of Sections 6.2, 6.4.1 and 6.4.2 of the Plan to satisfy the requirements for the exchange of the Claims of Class 2 and 4 Claimants. The Helionetics Stock will be delivered for the benefit of the Class 2 and 4 Claimants under the exemption from registration provided by
Section 1145 of the Bankruptcy Code. Attached hereto as Exhibit "8" is a true and correct copy of the Form 10-K (the Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934) filed by Helionetics for its 1995 fiscal year with the Securities and Exchange Commission on August 13, 1996. Exhibit "8" was not prepared by the Debtor. Since that date, Helionetics has continued to file reports as required under the Securities Exchange Act of 1934. Copies of all filed reports may be obtained from the Securities and Exchange Commission, Public Reference Department, 450 5th Street, N.W., Washington D.C. 20549 or from Helionetics, 6849 Havenhurst Ave., Van Nuys, CA 92406, telephone (818) 778-0000, fax (818) 778-1111.

            (D) Compromise of Controversy re: Helionetics Litigation. The Helionetics Litigation will have been compromised, pursuant to a noticed hearing under Bankruptcy Rule 9019, in such a fashion concurrently with the hearing on Confirmation and contingent upon Confirmation of the Plan that the Debtor shall be authorized to dismiss with prejudice its claims against Helionetics immediately after the Effective Date. Helionetics is to specifically retain any and all claims and causes of action it may hold against Star Bank and its employees or agents and any and all other claims or causes of action it may have against any third parties as a Stockholder of the Debtor.

            (E) Contribution of Aim to the Reorganized Debtor. On the Effective Date, Helionetics shall contribute to the Reorganized Debtor all of its interest in AIM which is intended to transfer to the Reorganized Debtor all proprietary rights to the AIM Filter. The further development by the Reorganized Debtor of the AIM Filter described in more detail hereinbelow may lead to an overall increase in the value of the Reorganized Debtor. This anticipated increase in value will not only benefit those Creditors receiving Helionetics Stock under the Plan but the Class 6 existing Stockholders of Tri-Lite as well who will receive New Tri-Lite Common Stock under the Plan in exchange for their present interests in the Debtor.

            (i)  Overview

            Through the DECC Division of Helionetics, an Active Injection Mode filter ("AIM") was developed which eliminates or significantly reduces AC power line distortions (harmonics). This product, based on proprietary technology, including two patents (one of which is pending), all owned by Helionetics, provides cost effective solutions which Helionetics believes are not currently available in the marketplace, which should allow power users to more readily meet the proposed stringent regulatory IEEE (Institute of Electrical and Electronics Engineers) standard, "IEEE 519-1992" which requires electrical engineers and consultants to design systems to "limit" the harmonics created by new users and new installations. These standards are difficult and expensive to achieve using traditional approaches for harmonic filtering.

            Efforts are being made throughout the world to conserve electrical energy so as to limit increases in electric energy costs, reduce the waste of non-renewable energy resources, and limit the environmental. impact of electric power production. These efforts increasingly rely on energy conserving motors and lighting.

            A serious side effect of using such devices, as well as of using computers, uninterruptible power supplies for computers and similar devices, is the creation of current and voltage distortion on AC power lines ("harmonics"). Harmonics increase electrical bills, overheat wires and equipment, waste energy and interfere with telecommunications. These effects have led to new professional standards, most notably IEEE Standard 519-1992.

            Helionetics believes that AIM Filters may be the most cost effective means of mitigating the harmonics problem in a variety of applications. AIM Filters eliminate harmonics by capturing unwanted harmonic current flows, reducing both current and voltage distortion, reducing the energy wasted due to harmonics and eliminating harmful effects on equipment. AIM Filters are an outgrowth of a device designed by DECC engineers for military uses. Since the first pre- production model of an AIM Filter was installed in March, 1994, over 50 AIM Filters have been delivered for installation.

            The potential market for AIM products has been derived from numerous studies for products which produce harmonics in significant quantities. Organizations like Frost & Sullivan, Integrated Marketing Resource, and Drucker Research have defined the markets for variable speed (AC & DC motor speed controllers) and UPS (uninterruptible power supplies). Each study very closely parallels the other regarding market potentials for each product class. In addition to these studies, specific contact has been made with some of these manufacturers, such as Emerson Industrial Controls, Liebert, Allen Bradley, Robicon, Fischer-Porter and Exide Electronics.

            The size of the USA market for AC and DC motor speed controllers is expected to be over $1 billion for 1996. Integrated Marketing Resource put the USA market for UPS at $2 billion for 1994. Within these markets approximately 15% of the sales numbers include harmonic mitigation equipment. That means that approximately $450 million of harmonic mitigation equipment is sold by the suppliers of harmonic distortion causing equipment.

            Additionally, new products such as ultraviolet (UV) disinfection systems are being placed in the wastewater market. Fischer-Porter has stated the market potential for 1997 at $50 million. Each of these UV systems requires harmonic mitigation. Each harmonic mitigation system will be approximately 9-10% of the total sales or $5 million.

            It is widely believed in industrial/commercial circles that the USA and Canada are 1/3 of the world market, and that Europe and the Pacific rim are each 1/3 of the worldwide market for these products. Thus, worldwide it is projected that total harmonic suppression dollars expended in 1996 could be as much as $1.5 billion.

            (ii)  AIM Products

            The "Active Injection Mode Harmonic Conditioners" (the "AIM Filters") are based in part on technology Helionetics developed for and used in mission critical power conditioning equipment sold to the military under military specifications. AIM Filters are designed to alleviate the growing problem of harmonics in the worldwide electric power system infrastructure. Harmonics waste energy, increase electrical bills, overheat wires and equipment, create interference, cause computers and computer-controlled equipment to malfunction and interfere with telecommunications. Harmonics can require expensive rewiring to avoid overheating of wires and has caused facility fires. Harmonics are an increasingly serious hazard due to the greater use of devices to improve energy efficiency and the rapid expansion in the use of computers and computer related equipment.

            Alternating current (AC) is now universally used to deliver power in electric power systems. AC power is known as "alternating" because the flow of current is continuously reversing: positive current in any one wire becomes negative current and vice versa. This happens 60 times per second in the United States and Canada, and hence is called "60 cycle" power. Ideally this alternation occurs smoothly and continuously, e.g., from positive 110 volts to negative 110 volts. If pictured on a graph (or oscilloscope), the alteration of current forms a smooth "sine wave" and thus the current is known as "sinusoidal." However, the flow of current is not smooth and continuous when there is harmonic distortion of current. Harmonic distortion of current causes voltage harmonics, i.e. increases or decreases in voltage from that which would conform to a smooth sine wave.

            Equipment such as computers, electronic ballasts (used by fluorescent lights), welding equipment, battery chargers, motor speed control devices such as variable speed drives ("VSDs") and uninterruptible power supplies ("UPSs") all use utility current to run an electronic power converter. The power converter changes the normal AC power supplied by the utility into direct current ("DC") (and in some cases back to the AC power) used by the machines. Power converters draw current in pulses, and the effect of each pulse is to generate harmonic distortion in the current carried by the wire. When harmonics from different sources are in synchronization, the effect is amplified.

            Current harmonics waste energy, requiring increased generation capacity and fuel use. Harmonics can cause computer shut downs, tripped circuit breakers, overloading of electric equipment (especially transformers), failure of electronic parts, premature failure of insulation on electrical wires ("conductors"), and a reduction in capacity of the large conductors and the useful output of power generators.

            Computers and computer controlled equipment must have essentially sinusoidal or "clean" voltage productivity. In addition to the fact that telecommunications equipment is now generally controlled by computers sensitive to harmonics, telecommunications equipment can also suffer interference from harmonics, degrading the quality of the signal. Medical equipment, such as computer controlled monitors, CAT scanners, magnetic resonance imagers (MR), and X-ray equipment can also malfunction because of harmonics.

            Building wiring and transformers can suffer overheating and premature aging in the presence of harmonics. A now common problem found in large office buildings is a build up of current on the neutral conductor of three phase systems. While these conductors ideally would have no current flow at all, harmonics may cause them to carry a current substantially in excess of the current on any other conductor. This current can overheat the wire, requiring rewiring to prevent electrical fires. As a result, building owners may expend substantial sums to rewire or require tenants to limit or reduce the harmonics they create in order to protect the building wiring and the integrity of other tenants' power supplies. Harmonics also cause transformers serving a building or a particular portion of the building to overheat, and heavier duty, more expensive harmonic resistant transformers ("K-rated transformers") are required where harmonics are anticipated.

            Uninterruptible power supplies are used to protect computers and important equipment from power failure. Each UPS contributes harmonics because of its AC/DC power converter, while at the same time supplying power to equipment sensitive to harmonics. Thus, the UPS may require harmonic filtering to limit the harmonics it creates in the building and protective circuits to protect it against harmonics from other sources. In addition, harmonic filtering may be necessary for the successful synchronization of the UPS power supply and the line power supply which is required for redundancy. A similar problem exists with respect to standby emergency generators, which may be .unable to operate in a building with large harmonics due to an inability of the small generators to supply sufficient current and/or an inability to synchronize with other power sources (utility power or UPS power).

            Harmonics spread not only throughout a building, but also from the building to the utility power distribution network. If the harmonics from different buildings are in synchronization, the problems they cause can spread to other buildings.

            Harmonics also cause problems for utilities. Harmonics travel through power lines to utility equipment, such as switches, transformers and the nearest generator, potentially damaging such utility equipment. The utility must limit harmonics on the line to serve their customers and protect their own equipment. In addition, harmonics require larger conductors and generation capacity to supply the power needed to do a given amount of useful work.

            As an additional benefit, the AIM Filters also provide substantial power factor correction. "Power factor" is the ratio of the watts of electricity consumed to volt-amps on the circuit, expressed as a ratio. Thus, if a traditional electricity meter indicates 80 watts consumed, but the utility is supplying 1 amp of power at 100 volts, or 100 volt-amps, the power factor would be 0.8 PF. Several United States utility companies have begun implementing surcharges for large customers with low power factors to recover the cost of supplying the larger volt-amps required by the customer. Those surcharges are a material part of electric bills for large customers with low power factors. The AIM Filter increases the power factor, thus reducing the surcharge; this may provide an additional cost justification for installation of such filters. However, it should be noted that in many if not most installations, the traditional alternative approach of adding power factor corrections capacitors and equipment may be adequate, and the AIM Filter must compete with these approaches as a means of power factor correction.

            Helionetics is currently marketing AIM Filters for three types of applications: (1) three phase, three wire balanced loads; (2) three phase, four wire unbalanced loads; and (3) single phase loads. AIM Filters for three phase, three wire loads are suitable for use with products such as VSDs, including both AC and DC motor speed controls, and are compatible with other balanced loads, such as UPSs, fluorescent lighting ballasts, mainframe computers and ultraviolet lighting. The AIM Filters in this category handle voltages of 200, 208, 240, 400, 480, 600 volts and provide currents of up to 25, 50 or 100 amps. The first model of the AIM filters, a 400 volt, 100 amp, three phase, three wire unit designed for industrial applications, operated successfully since its installation in March 1994, and has exceeded its performance specifications. Over 50 of the three phase, three wire AIM Filters have been installed to date, including models in each of the six listed voltage configurations.

            The AIM Filters do not address all power quality problems. The filters will not stop large voltage surges caused, for instance, by lightning strikes; a separate surge protector (together with a UPS or backup generator to maintain power) is needed for this. The AIM Filters cannot correct voltage sags caused by the utility system (as opposed to those caused by the harmonics), for which a UPS would be necessary. The capabilities of the AIM Filters complement those of a UPS, or static Var Generator, or a back-up generator, eliminate problems caused by that equipment and other equipment causing or sensitive to harmonics, and may be necessary in order to use such equipment effectively.

            The AIM Filters can be used either in existing installations with harmonic problems or in connection with installation of new devices which are likely to cause harmonic problems, or can be sold together with (or incorporated into) specific products which are likely to cause harmonics. The first models of the AIM Filters were designed for use in the commercial, industrial, and public utility sectors to install in water/sewage treatment and other large facilities using VSD controlled motors, and in office buildings and institutions with significant use of VSDs, computers, UPSs, or energy saving illumination. Subsequent models of the AIM Filters are suitable for all but the largest VSDs and UPSs.

            Installation of VSDs in existing buildings reduces electric consumption by 30% to 50% of the electricity used by motors in elevators, fans, and HVAC. Helionetics estimates that the expense of adding a VSD can be recovered quickly, making the change highly cost-effective. The harmonics caused by the VSD installation may be unacceptable without harmonic filtering, and Helionetics believes that approaches to harmonic filtering other than the AIM Filter have serious drawbacks. Thus, Helionetics intends to market AIM Filters as a simple and cost-effective way of using VSDs, allowing recovery of the VSD cost savings. Even with the cost of the AIM Filters, Helionetics believes that the cost of the VSD and filter can generally be recovered in less than three years.

            Helionetics expects water and sewage treatment facilities to use VSDs, since they use large electric motors to pump and aerate water and sewage. Harmonics generated by these installations can be corrected through passive filters, but only after extensive engineering has been undertaken to determine the precise source and nature of the problem and to design suitable filters. Passive filters require engineering to be redone every time new sources of harmonics arise.

            The first pre-production unit of the AIM Filter was installed in a water treatment facility in California which makes extensive use of large electric motors powered by VSDs. The VSDs caused such severe harmonics that the motors could not be properly operated. The AIM Filter reduced the harmonics generated by the unit on which it was installed to below even the most stringent standards of IEEE 519-1992. AIM expects to sell this version of the filter to other customers for approximately $10,000. The estimated cost of alternatives for this installation would have been over $20,000 and probably would not have achieved compliance with IEEE 519-1992.

            Because office buildings use electric motors for elevators and heating, ventilating and air conditioning (HVAC), use of VSDs would be highly cost-effective. However, the harmonics must be controlled. Office buildings also contain equipment such as computers, printers and UPSs, which both create harmonics and are very sensitive to harmonics created by other sources. Thus, harmonic control or mitigation may well be essential to the use of VSDs and to the electrical "health" of the building itself.

            Factories, refineries and similar installations may need to control harmonics to permit reliable operation of computer controlled systems, and in some areas to limit utility power factor surcharges and comply with utility power quality requirements. Filters have been specified for future installations following the successful trial period by Exide, IBM/Canada, Toshiba and Siemens (VSD installations) and the DuPont Corporation among others.

            IEEE-519-1992 has been placed into the Provential Electric Code for Saskatchewan, Northwest territories, and Alberta, Canada with a significantly corresponding increase in orders from those areas. The majority of AIM filters have been sold to Canada. Japan is introducing harmonic control with a new specification not yet released. Europe is controlling harmonics with IEC-555-2 which also forms the basis for the forthcoming Japanese specification. Most specifications are similar to IEEE-591-1992. Helionetics anticipates that this regulatory climate will become more intolerant of harmonic distortion and will continue to spread to other governmental entities thereby giving further impetus to the sales environment for AIM filters. While ANSI/IEEE-519-1992 is not a "Law" in the United States (at this time), the practice is followed by consulting engineers whenever there is a new installation, or an addition or modification into a major existing installation. If the consultant does not follow the practices and recommendations in IEEE-519-1992, he is liable for any failures or losses resulting from such-"poor practice" which can professionally affect his license (and has engineering liability exposure implications).

            (iii) Marketing

            AIM has entered into representation agreements with independent companies which sell and service VSDs and UPSs. These agreements generally are exclusive within a territory. It is anticipated that these representatives generally will be paid a portion of the price of each AIM Filter they sell as a sales commission, and will not buy the filters for resale. However, AIM may contract with one or more stocking distributors who may purchase the filters for resale. In each case, the local representatives will have local servicing responsibilities for the products. In addition, AIM will retain the right to sell directly to "national accounts" in territories serviced by a distributor, but will pay the representative a reduced fee to supply local service. In areas in which there are no distributors, AIM will market the filters directly.

            AIM may engage in other similar or related activities which are complementary to the sale of AIM Filters. For example, AIM may sell other power conditioning equipment, including surge suppressers, UPSs, other types of active or passive harmonic filters, power factor correction equipment, or similar devices. These may be purchased for resale, sold under joint marketing arrangements, or manufactured by AIM. They may use similar or different technology. The goal of such activities would be to exploit markets in which the AIM filter alone is not adequate for the customer and to take advantage of opportunities resulting from marketing of AIM Filters and related products. However, there can be no assurance that these other activities will be initiated, or if they are whether they will be successful.

            AIM has also conducted extensive talks with a major Japanese power supply company. Although no assurance can he given that an ultimate business relationship will develop from these talks (now going onto over 18 months), there appears to be a significant interest in creating a joint venture partnership with Shindengen Corp. in Japan for the purpose of exploiting the Japanese and other Asian markets. Their harmonic problems are severe. The discussions have included not only Helionetics and Shindengen, but also the Ministry of International Trade and Industry (MITI) in the Japanese Government. Helionetics is now scheduling an extensive testing sequence of all models of the AIM filter at the Japan Electrical Testing lab (JET), so that the AIM filter may be authorized as a high technology electrical import for Japan.

            The following is the most current marketing information (as of October 17, 1996) available to Helionetics:

o The European Common Market

            AIM and VSD Technical Services of Dunfermline, Scotland are combining efforts to market the AIM conditioner in the European Common Market. Ian Evan and Graham Brookes of VSD Technical Services will arrive at AIM's corporate offices the week of October 20 to finalize the joint venture. VSD has been searching for a company which designs and manufactures an active harmonic filter to add to their product line. According to Mr. Evans, AIM was one of five companies under consideration, but chose AIM due to its enhanced product line and product performance.

            Mr. Evans believes the AIM filter is a solution for the harmonic distortion that exists on the offshore oil well platforms located in the North Atlantic Sea. He states the platforms are now using electronic variable speed drives to increase the pumps' efficiencies, which in turn has caused severe electrical harmonic distortion. The oil companies have attempted various conventional methods such as passive filter to mitigate the harmonic problem with little success. Mr. Evans and Mr. Brookes' 25 years of experience in designing and marketing pumping systems leads them to the conclusion that AIM's active filter will solve the problem.

            Mr. Evans and Mr. Brooks state both Germany and Italy imposed strict limits on harmonic emissions which is in conformance with new legislation recently voted into law. This legislation, EN61000-1 through -3, deals with electrical loads 16 amps and lower. Dash 4 through 6 deal with electrical loads greater than 16 amps which will be enforced by June of 1998. VSD Technical Services perceives the AIM products as being important in the regulation of harmonic generating equipment in order to conform with this new legislation.

o Canadian Market

            CPE, Inc. a Canadian sales and service representative, announced the forming of a new corporation to exclusively sell AIM's products. This new company will be staffed with highly qualified sales, engineering, and service personnel. CPE has integrated the AIM filter with variable speed drives, uninterruptable power supplies and other like products for the last four years. CPE Inc. is selling these products to major companies such as IBM, Amdahl, Du Point, and providential government buildings, etc. Mr. Les Mac, president of CPE, feels the AIM product has a broad spectrum of applications and has performed very successfully. He states, "It is a business by itself," and further acknowledges the company will triple their use of the AIM products in 1997.

o European Eastern Block Community

            AIM is in negotiations with an international firm for the rights to sell AIM products in the Eastern Block European Nations. The collapse of the Soviet Union has caused the Eastern European Nations to utilize various energy saving devices such as variable speed drives and electronic fluorescent lighting to save energy. At the same time they have installed computers and modern communication systems which are needed to stay competitive in today's global market. These devices and systems have created the predictable problem of harmonic currents. AIM does not have any definite marketing numbers as yet; however, it is clear the market is substantial.

o Japanese Market

            AIM has shipped its first AIM filter for evaluation to Shindengen Corporation in Japan. Mr. Dageford, AIM's president, will be in Japan during testing of the unit. In addition to witnessing this test, he is completing details for the sale and distribution of the product. The Japanese electrical grid is overloaded with harmonic currents and this problem needs to be solved. An active filter such as the type manufactured by AIM is the correct method to mitigate the harmonic currents. It is clear the Japanese market is sizable and is in eminent need for the technology AIM's products have to offer.

            Mr. Dageford reports from Tokyo that the negotiations with Daitsu Corporation and Shindengen Electric Manufacturing Company, LTD ("Shindengen") are proceeding well. Discussions consist of marketing and a possible joint venture for producing the AIM filter.

            The testing of the first AIM filter for the Japanese and Pacific Rim markets will begin on October 22, 1996 at the Shindengen research facility in Hanno City, Japan. Mr. Hiroshi Morinaga of Daitsu Corporation believes if the test performs well, the market for the AIM filter is substantial and immediate. Mr. Narito Iyatomi of Shindengen believes that the AIM filter could solve a major harmonic problem for the power supplies they provide to the telecommunication industry. Mr. Yasuo Adachi, manager of the equipment division of Shindengen believes that they are extremely interested and will take steps to ensure the immediate testing of the AIM filter.

o United States Market

            AIM is in discussions with a large passive filter manufacturer to supply name brand equipment for distribution through their sales network. The firm has indicated that the AIM filter will fill a gap in their product line. If details such as overlapping sales representation are solved, the increased sales benefit to AIM would be immediate.

            (iv) Backlog/Inventory

            A renewed marketing and sales effort began in July of 1996. The backlog has increased by $200,000.

            (v) Design/Manufacturing

            The first pre-production model of the AIM Filter was installed in early 1994, in a California water treatment facility, and it has reduced harmonics to below the level set in the performance specifications. Over 60 three phase, three wire AIM Filters have been installed to date. Helionetics has commenced production of limited quantities of additional AIM Filters, which will be available for sale by AIM. Helionetics is continuing refinement of the technology for smaller applications, and AIM will have the use of such refinements pursuant to the License.

            The design team for the AIM Conditioner is the group which developed it for military use and industrial applications. The production units, being designed to marketing standards as provided by AIM Energy, have three distinct applications: three phase 3 wire loading; three phase 4 wire loading; and a single phase power product for low power applications. The first 3 wire load model was completed in 1993 and a unit was delivered in March, 1994.

            (vi) Competition

            While the AIM Filter technology is based on well-known theory, the first commercial models of "active" harmonic filters were only recently made available by a competitor of AIM and sales of the AIM Filters did not start until June of 1994. Marketing of the product will require education of potential purchasers as to the advantages of the product over traditional approaches to reduce harmonics which include passive filters, rewiring and larger transformers or use of more technically sophisticated and costly power converters. In a significant portion of AIM's potential market, traditional approaches of managing harmonics may be required by building codes and standards.

            AIM believes the only other commercially available active harmonic filters are made by Mitsubishi Heavy Industries, Meiden, Mesta, and Merlin Gerin (a company based in France). The Mitsubishi product is much more expensive than the other available filters.

            Mitsubishi is a very large company which has far greater resources than Helionetics. As demand for active mitigation of harmonics increases, it can be expected that additional companies will enter this business. While Helionetics believes the AIM Filters have substantial advantages over the competing products, the growing investment in this area may produce a highly competitive and possible superior product. AIM must compete with many companies offering alternative means of addressing harmonics, and many of these have greater resources. Moreover, the problem of harmonics can be addressed through other conventional means, including improved electronic converters and passive filters, which may be required by applicable codes.

            (vii) Patents and Licenses

            Helionetics has two patents relating to the AIM Filters; one has been granted and one is pending. While Helionetics believes that the technology included in the patents significantly reduces the cost of production and improves the performance of active harmonic filters as compared to competitors' products, the patents will not prevent the development of other active harmonic filters or other methods of dealing with or preventing harmonics, and it is possible that competing products or approaches may have a competitive advantage. Moreover, there can be no assurance that the second patent pending will be granted. The Patent and Trademark Office has indicated that the initial submission did not provide sufficient proof of patentability but Helionetics believes it has now provided sufficient evidence through a supplemental submission. The second application was filed in June 1994. Helionetics will seek patent protection for one or both of the inventions in foreign countries, where the potential market justifies the cost, but such applications depend on the grant of US patent.

            (viii) Research and Development

            The AIM Filter design has been finalized for larger three phase, three wire loads and small single phase loads in the commercial, industrial and public utility sectors for use in water/sewage treatment facilities and factories using variable speed drive ("VSD") controlled motors; and office buildings and institutions with significant use of VSDs, computers, uninterruptible power supplies ("UPSs"), or energy saving illumination systems. Helionetics believes that the marketing potential of AIM Filters of the current design is greatest for three phase, three wire loads, which typically serve the heavier loads within those markets, such as large VSD controlled motors. However, Helionetics anticipates that a large portion of the potential market for AIM Filters will be for three phase, four wire loads and single phase loads, such as those used in office buildings for personal computers and many types of lighting. Helionetics has demonstrated the applicability of the current design for such loads.

            The first pre-production model of the AIM Filters was installed in early 1994, in a California water treatment facility, and has reduced harmonics to below the level set in the IEEE-519-1992 performance specifications. As of April 1996, a total of over 50 three phase, three wire AIM Filters have been installed. Helionetics has commenced production of limited quantities of additional AIM filters, which will be available for sale by AIM. AIM is marketing these filters to industrial, commercial and public utility operators. Helionetics is continuing refinement of the technology for smaller applications, and AIM will have the use of such refinements pursuant to the License.

            (ix)  Employees

            As of December 31, 1995, AIM Energy was being assisted by the DECC engineering group and other DECC personnel from time to time, but had no individuals in whole or in significant part on the AIM products.

            The statements regarding future sales growth are "forward-looking" statements that involve many risks and uncertainties that will cause actual results to differ, perhaps materially, from those set forth therein. Among these risks and uncertainties are the uncertainty of market penetration and resulting sales volume, the ability to control costs and maintain margins, the availability, amount and costs of capital required to expand various business segments, the availability of talented personnel to manage and expand the business, the risks of technology obsolescence, competition from better financed competitors, market acceptance of products, reliance on suppliers for components and raw materials, regulatory requirements and restrictions, and general trends in the economy and overseas markets beyond the control of management, as well as other risks.

            (F) Issuance of New Tri-Lite Common Stock. The Reorganized Debtor will issue New Tri-Lite Common Stock to meet the requirements of Section 6.6 of the Plan. The New Tri-Lite Common Stock will be issued to Class 6 members and to Barnes and/or Helionetics in exchange for their "old common shares" of Tri-Lite, Inc. currently outstanding and in their hands, as an exchange of new Debtor securities for existing interests in the Debtor under the exemption from Section 5 registration under the 33 Act provided by Section 1145 of the Bankruptcy Code.

            (G) Possible Contribution of Retro-Lite, Inc. to the Reorganized Debtor. Helionetics is in discussions with Retro-Lite, Inc., a Texas corporation ("Retro-Lite") for its possible acquisition. However, at this date there is no binding contract for such acquisition, and talks are only in a preliminary stage. In the event that Helionetics ultimately acquires Retro-Lite, it is contemplated that Helionetics would contribute Retro-Lite to the Reorganized Debtor.

            Retro-Lite is a recently organized corporation and commenced business in 1995. The shareholders are KB Equities (a corporation 100% owned by Susan Barnes), Linda Perez (the daughter of Bernard Katz, the Chairman of the Board of Helionetics and the Debtor) and Blake Scott. Retro-Lite had sales of approximately $400,000.00 with a net income of approximately $40,000.00 in 1995 and projects sales for 1996 to be approximately $900,000.00 with a net income of approximately $90,000.00.

            Retro-Lite is in the business of electrical energy management including auditing, retrofitting, maintaining and managing lighting in order to reduce energy consumption in lighting used in commercial and industrial buildings. In the area of lighting audits, analysis is made of light levels, energy consumption, fixture types and fixture quantities. A computer analysis of that information is provided to the customer, outlining energy savings, light levels, environmental impact and return on investment. Retrofitting involves the installation of new electronic lighting technologies which can provide (i) a 12-36 month payback based on energy savings, (ii) increased light levels, (iii) improved color rendering (iv) lower maintenance costs and
(v) reduced air conditioning load. Lighting maintenance involves scheduled customized inspections of the customer's lighting system based upon facility requirements. Project management involves the overseeing of completion schedules, working hours, storage, security concerns, disposal and clean-up procedures and compliance with OSHA regulations.

            The statements regarding future sales growth are "forward-looking" statements that involve many risks and uncertainties that will cause actual results to differ, perhaps materially, from those set forth therein. Among these risks and uncertainties are the uncertainty of market penetration and resulting sales volume, the ability to control costs and maintain margins, the availability, amount and costs of capital required to expand various business segments, the availability of talented personnel to manage and expand the business, the risks of technology obsolescence, competition from better financed competitors, market acceptance of products, reliance on suppliers for components and raw materials, regulatory requirements and restrictions, and general trends in the economy and overseas markets beyond the control of management, as well as other risks.

                                      XIII.

                              LIQUIDATION ANALYSIS

            Section 1129 (a) (7) (A) of the Bankruptcy Code provides as follows:

            "With respect to each impaired class of claims or interests

            (A) each holder of a claim or interest of such class -

                        (i)         has accepted the plan; or

                        (ii) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of this title on such date... ."

            The Plan has been designed to enable the Debtor to pay the claims of all creditors and to maximize the going concern value of the Debtor. As indicated in the quoted materials regarding

Section 1129 (a) (7) (a), each holder of a Claim or Interest must either accept the Plan or receive under the Plan property having a value, as of the Effective Date of the Plan, that is not less than the amount that such Claimant of Interest Holder would receive if the case was converted to a Chapter 7 liquidation. Under the Plan as proposed, the unsecured creditors in the 'convenience' Class 3 will receive in Cash 70% of their allowed claims and members of Class 4 (general unsecured) will receive deliveries of Helionetics Stock or cash from Helionetics (or at the sole option of Barnes, from Barnes) in an amount equal to seventy (70) cents for each one (1) dollar of Allowed Unsecured Claim held by each Class 4 Unsecured Creditor, calculated without the accrual of Post-Petition interest, in exchange for their Claims against the Debtor. In addition, Class 6 Stockholders of the Debtor, with the exception of Helionetics or Barnes, will be issued on a pro rata basis 12.5% of the New Tri-Lite Common Stock in the Reorganized Debtor in exchange for their interests in the Debtor. The Debtor believes that in a Chapter 7 liquidation Claimants in Classes 3 and 4 and the Stockholders (Class 6) would receive no recovery.

            If the Plan is not confirmed, the Debtor believes that one of two likely scenarios will occur. Under the first scenario, Star Bank, the holder of the first lien on the assets of the Debtor, will ultimately obtain relief from the automatic stay since the Debtor would have no alternatives acceptable to its Committee. Under these circumstances, the Creditors would be forced to witness the foreclosure by Star Bank on its collateral, followed by Barnett and then by Helionetics (to the extent it has a valid security interest in the Debtor's assets. The Debtor believes that the creditors would be left with the causes of action against Star Bank, the Debtor's former officers and directors, and Helionetics without any financial resources to pursue the litigation. Under these circumstances, the Debtor believes that there would be little if any recovery for unsecured creditors and no recovery at all for Stockholders of the Debtor.

            Under a second scenario, the failure to confirm a Plan would likely result in the conversion of the Debtor's Chapter 11 case to one under Chapter 7 of the Bankruptcy Code. Under these circumstances, the newly appointed Chapter 7 trustee, who would be totally unfamiliar with the Debtor's business operations, would be faced with the task of operating the Debtor under distressed conditions, while attempting to fend off an anticipated motion for relief from stay filed by Star Bank and, perhaps, Barnett as well as Helionetics. To the extent that the Trustee could accomplish an asset sale under these conditions, the Debtor believes that the net result would be that there would be nothing left for unsecured creditors or for the Debtor's Stockholders. Attached hereto as Exhibit "9" is a liquidation analysis setting forth the foregoing two scenarios.

                                      XIV.

                         EFFECT OF CONFIRMATION OF PLAN

            Confirmation of the Plan and entry of the Final Decree shall discharge the Debtor of all debts and obligations that arose before the Confirmation Date. The assumption by the Reorganized Debtor of the obligations pursuant to the Plan as confirmed, together with substantial consummation of the Plan, shall constitute payment in full of all such debts. Thereafter, Claimants may enforce payment of their debts only as modified and restructured in the Plan. Claimants may enforce such payment in courts of competent jurisdiction after substantial consummation of the Plan. The Plan shall be considered to be substantially consummated upon commencement of distribution of cash pursuant to the Plan, i.e., transfer of cash to the Administrative Claimants.

            As of the Confirmation Date the provision of the Cash Collateral Order in this proceeding shall be superseded by the terms of the Plan, and the Debtor's obligations to creditors shall thereafter be as provided for in the Plan. To the extent that the Debtor timely performs all of its obligations under the Plan, it shall be entitled to use all cash on hand and income from its operations for any purpose that is consistent with the best interests of creditors.

                                       XV.

                          AMENDMENTS TO LEGAL DOCUMENTS

            All documents setting forth the Debtor's pre petition obligations to creditors shall be deemed modified as of the Effective Date in accordance with the terms of the Plan. Moreover, to the extent that any claimant is holding a negotiable instrument signed by the Debtor which reflects a pre petition claim, that negotiable instrument is not only deemed modified by the terms of the Plan but must also plainly reflect on its face that it has in fact been modified. This notation must be placed on said negotiable instruments within five days of the Effective Date, and no payments shall be made to the holders of any such instrument until it has proved that this action has in fact been taken. All claims that were recourse as of the Petition Date shall remain recourse, and all claims that were nonrecourse shall remain nonrecourse. All existing liens on property of the estate shall be deemed modified or extinguished as provided in the Plan.

                                      XVI.

                        MATTERS TO CONSIDER BEFORE VOTING

                         ON THE DEBTOR'S CHAPTER 11 PLAN

            (A) What is Necessary for Court Approval of a Plan. Chapter 11 permits the readjustment of secured debt, unsecured debt and equity interests. A Chapter 11 Plan may provide less than full satisfaction of senior indebtedness and payment of junior indebtedness, and may even provide some return to equity interest holders absent full satisfaction of indebtedness, so long as no impaired class votes against the Plan.

            If an impaired class votes against the Plan, confirmation of the Plan is still possible ("cramdown") so long as the Plan is fair and equitable and the non-consenting class if afforded certain treatment defined by the Code. That certain treatment may be very broadly defined as giving a claimant the "full value" of his claim or interest. Such value is determined by the Court and balanced against the treatment afforded the dissenting class of creditors. If the latter is equal to or greater than the former, the Plan may be confirmed despite the objection of that dissenting class, depending upon the treatment of junior claims and interests. In particular, senior claims must be satisfied in full prior to payment of junior claims or interests, unless the holder of senior claims agree to different treatment. This principle, commonly known as the "absolute priority rule," applies only in cases when a class of unsecured claims or equity interests is impaired and does not accept the Plan. In that event, the absolute priority rule does not apply to all classes of unsecured claims and equity interests, but only to the dissenting class and classes junior to the dissenting class.

            In the event a class is unimpaired, it is automatically deemed to have accepted the Plan. The Debtor believes that Classes 1 through 6 are impaired (as defined in Section 1124 of the Code) under the Plan. If there is no dissenting class, the test for confirmation of the Plan is whether the Plan is feasible and in the best interests of creditors. In simple terms, a Plan is in the "best interests of creditors and interest holders" if the Plan will provide a better recovery to the creditors and interest holders than they would obtain if the Debtor was liquidated and the proceeds distributed in accordance with bankruptcy liquidation priorities. The Court, in considering this factor, need not consider any other alternative to the Plan but liquidation.

            (B) Modification of the Plan. The Debtor may propose amendments or modifications to the Plan at any time prior to Confirmation or at the Confirmation hearing, without leave of the Court, upon proper notice. After confirmation, the Debtor may, with the approval of the Court, and so long as it does not materially or adversely affect the interest of Creditors or Equity Security Holders, remedy any defect or omission, or reconcile any inconsistencies in the Plan, or the Order of Confirmation, as may be necessary to carry out the purposes of the Plan.

            (C) Substantial Consummation. The Plan will be substantially consummated upon commencement of distributions called for under the Plan.

            (D) Alternatives to the Plan. Although this Disclosure Statement is intended to provide information to assist in the formation of a judgment as to whether to vote for or against the Plan, and although Creditors are not being offered through that vote an opportunity to express an opinion concerning alternatives to the Plan, a brief reminder of the alternative to the Plan is in order. This alternative includes what would happen in a liquidation of the Debtor through conversion of the case to one under Chapter 7. See, Liquidation Analysis at Article XIII, supra.

            The Debtor believes the proposed Plan to be in the best interests of its creditors and interest holders. It is the Debtor's view that the Class 3, 4 and 6 Claimants would receive no recovery under a Chapter 7 liquidation, absent significant litigation, as opposed to the payments and Helionetics Stock or Cash deliveries projected to occur under the Plan.

            THE DEBTOR HAS ATTEMPTED TO SET FORTH THE LIKELY LIQUIDATION ALTERNATIVE TO ITS PROPOSED PLAN. THE DEBTOR, HOWEVER, CAUTIONS CREDITORS THAT A VOTE MUST BE FOR OR AGAINST THE PLAN. THE VOTE ON THE PLAN DOES NOT INCLUDE A VOTE ON THE LIKELY LIQUIDATION ALTERNATIVE TO THE PLAN. THERE IS NO ASSURANCE THAT THE LIKELY LIQUIDATION ALTERNATIVE WILL, IN FACT, OCCUR IF THE PLAN IS NOT

ACCEPTED. IF YOU BELIEVE THE LIKELY LIQUIDATION ALTERNATIVE IS PREFERABLE TO THE PLAN AND YOU WISH TO URGE IT UPON THE COURT, YOU SHOULD CONSULT WITH AN ATTORNEY. PLEASE BEAR IN MIND THAT THE OFFICIAL COMMITTEE OF CREDITORS HOLDING UNSECURED CLAIMS RECOMMENDS THAT THE PLAN BE APPROVED.

            (E) Specific Considerations in Voting. All of the foregoing gives rise to the following implications and risks concerning the Plan. While the Plan provides for certain payments or distributions, such payments will apply only to Allowed Claims. Under the Code, a Claim may not be paid until it is "Allowed." A Claim will be Allowed in the absence of an objection. A Claim to which an objection has been filed will be heard by the Court at a regularly scheduled evidentiary hearing and will be allowed in full or in part or disallowed. The Debtor may, in certain cases, request that the claims objection procedure be modified and that the matter be considered an adversary proceeding. Accordingly, payment on all Claims may be delayed until objections to such Claims are ultimately settled.

            (F) Disclosure Required by the Code Before the Plan Can be Confirmed. The Code requires disclosure of certain facts as follows: There are no payments or promises made of the kind specified in section 1129(a)(5) of the Code which have not previously been disclosed to the Court.

                                      XVII.

                                   CONCLUSION

            The materials provided in this Disclosure Statement are intended to assist you in voting on the Plan in an informed fashion. If the Plan is confirmed, you will be bound by its terms. Therefore, you are urged to review this material and to make such further inquiries you deem appropriate, and then cast an informed vote on the Plan.

DATED:  November __, 1996            Tri-Lite, Inc., a Pennsylvania corporation


                                     By: ______________________________
                                         A. Alvin Katz

                                     Its: President

DATED:  November __, 1996            Helionetics, Inc., a California corporation


                                     By: ______________________________
                                         E. Maxwell Malone
                                     Its: President

DATED:  November __, 1996

                                     By: ______________________________
                                         Susan Barnes



Presented by:

BROKER & O'KEEFE
PROFESSIONAL CORPORATION

By: ______________________________
    Jeffrey W. Broker
    Sean A. O'Keefe
    Lauren B. Lessler

Special Reorganization Counsel
for Debtor and Debtor-in-Possession

                                    EXHIBITS

Number                             Description
------                             -----------

   1             LETTER FROM COUNSEL TO THE OFFICIAL COMMITTEE OF UNSECURED
                 CREDITORS

   2             REVISED STIPULATION FOR: (1) SEQUESTRATION; (2) INTERIM USE;
                 (3) TURNOVER OF CASH COLLATERAL; (4) REPAYMENT OF SECURED DEBT; AND ORDER THEREON ENTERED INTO BY AND BETWEEN STAR BANK, NATIONAL ASSOCIATION, TRI-LITE, INC., SELF POWERED LIGHTING, INC. AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS APPROVED BY THE BANKRUPTCY PER ITS ORDER ENTERED APRIL 30, 1996

   3             U.S. TRUSTEE OPERATING REPORTS


   4             DEBTOR'S FORM 10-Q FILINGS FOR THE FIRST, SECOND AND THIRD
                 QUARTERS, 1995

   5             FIVE (5) YEAR PROJECTION OF THE REORGANIZED DEBTOR'S OPERATIONS

   5A FIVE (5) YEAR SUMMARY PROJECTION OF THE REORGANIZED DEBTOR'S OPERATIONS INCLUDING SPL AND AIM

   5B FIVE (5) YEAR SUMMARY PROJECTION OF THE REORGANIZED DEBTOR'S OPERATIONS INCLUDING SPL, AIM AND RETRO-LITE, INC.

   6             SUMMARY OF PENDING LITIGATION

   7             LEASES AND EXECUTORY CONTRACTS BEING ASSUMED UNDER THE PLAN

   8 FORM 10-K (THE ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934) FILED BY HELIONETICS, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1996

   9             LIQUIDATION ANALYSIS

  10 STIPULATION TO APPROVE PLEDGE AGREEMENT BETWEEN THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS AND HELIONETICS, INC.; ORDER THEREON

  11             BARNES AGREEMENT